Exhibit 10.1

EXECUTION COPY

US$2,500,000,000

CREDIT AGREEMENT

dated as of

December 5, 2019

among

Johnson Controls International plc,

as the Principal Borrower and as Parent,

The Eligible Subsidiaries Referred to Herein,

The Lenders Parties Hereto

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent

JPMorgan Chase Bank, N.A.,

BofA Securities, Inc.,

Barclays Bank PLC

and

Citibank, N.A.,

Joint Lead Arrangers and Joint Bookrunners

Bank of America, N.A.,

Syndication Agent

ING Capital LLC,

Sustainability Structuring Agent

Barclays Bank PLC,

Citibank, N.A.

and

MUFG Bank, Ltd.,

Documentation Agents

i

ii

iii

COMMITMENT SCHEDULE

PRICING SCHEDULE

SCHEDULE 2.19 -	Letter of Credit Fronting Sublimit
SCHEDULE 5.08 -	Existing Liens

EXHIBIT A	-	Form of Note
EXHIBIT B	-	Form of Increasing Lender Supplement
EXHIBIT C	-	Form of New Lender Supplement
EXHIBIT D	-	Form of Election to Participate
EXHIBIT E	-	Form of Election to Terminate
EXHIBIT F	-	Form of Qualifying Lender Confirmation
EXHIBIT G	-	Form of Assignment and Assumption Agreement
EXHIBIT H	-	Form of Extension Agreement
EXHIBIT I	-	Form of Pricing Certificate

CREDIT AGREEMENT dated as of December 5, 2019 among JOHNSON CONTROLS INTERNATIONAL PLC, incorporated under the laws of Ireland with registered number 543654, as Principal Borrower and as Parent, the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS from time to time parties hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01    Definitions. The following terms, as used herein, have the following meanings:

“2017 GHG Intensity Baseline” means, with respect to the GHG Intensity, the baseline as set forth in the Sustainability Table, as such baseline may be modified as described herein based on the 2017 KPI Metrics Report.

“2017 KPI Metrics Report” means the KPI Metrics Auditor’s assurance of the method of calculation of each KPI Metric as of December 31, 2017, excluding the Power Solutions business of the Parent, which shall be delivered by the Parent to the Administrative Agent on or prior to April 30, 2020.

“2017 TRIR Baseline” means, with respect to the TRIR, the baseline as set forth in the 2017 KPI Metrics Report, as such baseline may be modified as described herein based on the 2017 KPI Metrics Report.

“Acquisition-Related Incremental Term Loans” has the meaning set forth in Section 2.20.

“Act” has the meaning set forth in Section 11.12.

“Additional Letter of Credit” means a letter of credit issued hereunder by an Issuing Lender on or after the Closing Date.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates, as applicable) in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Principal Borrower) duly completed by such Lender.

“Affiliate” has the meaning set forth in the definition of “Lender Affiliate”.

“Agent” means any of the Administrative Agent, the Syndication Agent, the Documentation Agents or the Sustainability Structuring Agent.

“Agreed Currency” means Dollars and each Alternative Currency.

“Agreement” means this Credit Agreement (including, for the avoidance of doubt, all Schedules and Exhibits hereto), as amended, amended and restated, supplemented, waived or otherwise modified from time to time.

“Alternative Currency” means (i) Euro, (ii) Sterling and (iii) any other currency that is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (B) agreed to by the Administrative Agent and each of the Lenders.

“Alternative Currency Loan” means a Loan that is made in an Alternative Currency and bears interest at a rate determined by reference to the LIBO Rate (except pursuant to clause (c) of the definition of “Base Rate”).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office.

“Applicable Parties” has the meaning set forth in Section 7.11(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Electronic Platform” has the meaning set forth in Section 7.11(a).

“Approved Jurisdiction” means (i) Ireland, (ii) Luxembourg, (iii) the United States and (iv) any other jurisdiction approved for this purpose by each of the Lenders.

“Assignee” has the meaning set forth in Section 11.06(c).

“Bail-In Action” has the meaning set forth in Section 11.14.

“Bail-In Legislation” has the meaning set forth in Section 11.14.

“Bail-In Lender” has the meaning set forth in Section 8.06(b).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Euro-Dollar Business Day, on the immediately preceding Euro-Dollar Business Day) plus 1%, provided that for the purpose of this definition, the LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. (London time) on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 8.01(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.06(a) or Article 8.

“Base Rate Margin” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may, in the case of Dollars, be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Principal Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for syndicated credit facilities denominated in the applicable Agreed Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole reasonable good faith discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Principal Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” the Schedule referred to in the definition of “Pricing Schedule,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in consultation with the Principal Borrower, decides in its reasonable good faith discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable good faith discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable good faith discretion that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Principal Borrower, decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent and/or the Principal Borrower or the Required Lenders, as applicable, by notice to the Principal Borrower (in the case of notice by the Required Lenders), the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 8.01 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 8.01.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code to which Section 4975 of the Internal Revenue Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Regulation” has the meaning set forth in Section 4.10.

“Borrower” means the Principal Borrower or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing. When used in relation to any Loan or Letter of Credit, references to “the Borrower” are to the particular Borrower to which such Loan is or is to be made or at whose request such Letter of Credit is or is to be issued.

“Borrowing” has the meaning set forth in Section 1.03.

“Cash Collateralize” means to (i) pledge and deposit with or deliver to the applicable Issuing Lender, as collateral for the applicable outstanding Letter of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the applicable Issuing Lender in an amount equal to 105% of the face amount of such Letter of Credit or, except in the case of Section 6.03, (ii) deliver to the Administrative Agent a letter of credit, from a financial institution and in a form, in each case, reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender, to support the Borrower’s obligations with respect to the applicable outstanding Letter of Credit. Each Borrower hereby grants to the applicable Issuing Lender, for the benefit of such Issuing Lender and the Lenders, a security interest in all of its right, title and interest (if any) in such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked interest bearing (to the extent available) deposit accounts at the applicable Issuing Lender.

“Change in Law” means the occurrence, after the Closing Date (or, with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary (and except to the extent merely proposed and not in effect), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date on which the conditions set forth in Section 3.01 of this Agreement are satisfied (or waived in accordance with Section 11.05).

“Combination” has the meaning set forth in Section 2.08(b).

“Combined Companies” means the Parent and its Consolidated Subsidiaries.

“Combined Lender” has the meaning set forth in Section 2.08(b).

“Commitment” means, for each Lender, the obligation of such Lender to make Loans and purchase participations in Letter of Credit Liabilities, in an aggregate principal amount at any one time outstanding not to exceed the amount, (i) with respect to each Lender as of the Closing Date, set forth opposite the name of such Lender on the Commitment Schedule, (ii) with respect to any New Lender, assumed by it pursuant to Section 2.20 and (iii) with respect to any Assignee, of the transferor Lender’s obligation to make Loans and purchase participations in Letter of Credit Liabilities assigned to such Assignee pursuant to Section 11.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.09, 2.20 or 11.06(c). The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 12.04(b)(ii)(C) or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments as of the Closing Date is $2,500,000,000.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 7.11(c), including through an Approved Electronic Platform.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent and the Principal Borrower determines in their reasonable good faith discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides reasonably and in good faith that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Conduit” means a special purpose corporation which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business.

“Conduit Designation” has the meaning set forth in Section 11.06(f).

“Consolidated Shareholders’ Equity” means at any date the shareholders’ or members’ equity of the Parent determined on a consolidated basis as of such date in accordance with GAAP; provided that, for purposes hereof, the consolidated shareholders’ or members’ equity of the Parent shall be calculated (i) without giving effect to (x) the application of Accounting Standards Codification 715-60, “Defined Benefit Plans – Other Postretirement”, (y) the cumulative foreign currency translation adjustment or (z) any accumulated other comprehensive income or loss, in each case as reflected on such consolidated balance sheet of the Parent and its Subsidiaries determined in accordance with GAAP and (ii) to include non-controlling interests.

“Consolidated Subsidiary” shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 11.16.

“Credit Event” means a Borrowing, the issuance or extension of a Letter of Credit, the amendment of a Letter of Credit that increases the face amount thereof, a Letter of Credit Disbursement or any of the foregoing.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate Dollar Amount of its Loans at such time plus the aggregate Dollar Amount of its Letter of Credit Liabilities at such time.

“Credit Party” means the Administrative Agent, the Issuing Lenders or any other Lender.

“Cumulative GHG Intensity Reduction” means, as of any date of determination, without duplication, the sum of (a) with respect to the first Significant ESG Event (if any), the actual cumulative percentage reduction of GHG Intensity through the most recently ended calendar year in respect of which the Parent has delivered a Pricing Certificate as compared to the 2017 GHG Intensity Baseline, plus (b) with respect to the second and any subsequent Significant ESG Event (if any), the actual cumulative percentage reduction of GHG Intensity through the most recently ended calendar year in respect of which the Parent has delivered a Pricing Certificate as compared to the baseline contemplated by the most recently delivered Pro Forma KPI Metrics Report.

“Cumulative TRIR Reduction” means, as of any date of determination, without duplication, the sum of (a) with respect to the first Significant ESG Event (if any), the actual cumulative percentage reduction of TRIR through the most recently ended calendar year in respect of which the Parent has delivered a Pricing Certificate as compared to the 2017 TRIR Baseline, plus (b) with respect to the second and any subsequent Significant ESG Event (if any), the actual cumulative percentage reduction of TRIR through the most recently ended calendar year in respect of which the Parent has delivered a Pricing Certificate as compared to the baseline contemplated by the most recently delivered Pro Forma KPI Metrics Report.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade and similar payables and accrued expenses or liabilities arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP as in effect on December 14, 2018, (v) all Debt (as defined in one of the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause (v), if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of (A) the greater of (x) the book value of such asset or (y) the fair market value of such asset or (B) the amount of such Debt and (vi) all Debt of others Guaranteed by such Person (each such Guarantee to constitute Debt in an amount equal to the lesser of (A) the stated maximum amount of such Guarantee, if any, or (B) the amount of such other Person’s Debt Guaranteed thereby); provided that Debt shall not include (1) obligations in respect of letters of credit to secure the performance of bids, trade contracts (other than for Debt), operating leases (determined in accordance with GAAP as in effect on December 14, 2018), any customary purchase price adjustments, earnouts, holdbacks and deferred payments of a similar nature in connection with an acquisition (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (2) letters of credit issued in connection with the Combined Companies’ self-insurance programs for workman’s compensation, product liability and general liability, (3) any Debt that has been defeased, discharged and/or redeemed, provided that funds in an amount equal to all such Debt (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge and/or redemption) have been irrevocably deposited with a trustee or other comparable escrow agent for the benefit of the relevant holders of such Debt, (4) intercompany loans or other advances from the Parent or any of its Subsidiaries to the Parent or any of its

Subsidiaries, (5) any obligations in respect of customer advances held in the ordinary course of business or (6) interest, fees, make-whole amounts, premiums, charges or expenses, if any, relating to the principal amount of Debt. For all purposes of this Agreement, the amount of Debt of the Parent and its Subsidiaries shall be calculated without duplication of guaranty obligations of the Parent or any Subsidiary in respect thereof.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Principal Borrower in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Principal Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become, or has a direct or indirect Lender Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory itself is the subject of any Sanctions (on the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Disqualified Institutions” means, on any date, (i) those Persons identified by the Principal Borrower to the Administrative Agent and the Lenders in writing prior to the Closing Date, (ii) those Persons that are reasonably determined by the Principal Borrower to be competitors of the Principal Borrower or any of its Subsidiaries and that have been specifically identified by the Principal Borrower to the Administrative Agent and the Lenders in writing prior to the Closing Date and (iii) in the case of each of clauses (i) and (ii) (and any supplements thereto as contemplated below), any of their respective Affiliates, to the extent any such Affiliate (x) is clearly identifiable as an Affiliate of the applicable Person solely by similarity of such Affiliate’s name and (y) is not a bona fide debt investment fund that is an Affiliate of such Person; provided that, the Principal Borrower, by notice to the Administrative Agent and the Lenders after the Closing Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are determined by the Principal Borrower to be competitors of the Principal Borrower or any of its Subsidiaries (or Affiliates of such competitors that are not bona fide debt investment funds). Each such supplement shall become effective three (3) Domestic Business Days after delivery thereof to the Administrative Agent and the Lenders (including through an Approved Electronic Platform) in accordance with Section 11.01, but shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans). It is understood and agreed that (A) the Administrative Agent shall have no responsibility, liability or duty, to ascertain, inquire, monitor or enforce whether any Lender or potential Lender is a Disqualified Institution, (B) the Principal Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 11.01 shall render such list (or supplement) not received and not effective and (C) “Disqualified Institution” shall exclude any Person that the Principal Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent (which notice may be distributed to the Lenders) from time to time in accordance with Section 11.01.

“Documentation Agents” means Barclays Bank PLC, Citibank, N.A. and MUFG Bank, Ltd., in their capacity as Documentation Agents with the credit facility provided hereunder.

“Dollar Amount” of any amount of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Domestic Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable good faith discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as reasonably determined in good faith by the Administrative Agent, in consultation with the Principal Borrower, using any reasonable method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined in good faith by the Administrative Agent, in consultation with the Principal Borrower, using any reasonable method of determination it deems reasonably appropriate.

“Dollar-Denominated Loan” means a Loan that is made in Dollars pursuant to the applicable Notice of Borrowing.

“Dollars” and the sign “$” mean lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Principal Borrower and the Administrative Agent.

“DQ List” has the meaning set forth in Section 11.06(h)(iv).

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent and/or the Principal Borrower or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Principal Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Agreed Currency being executed at such time, or that include language similar to that contained in Section 8.01 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2) (i) the election by the Administrative Agent and/or the Principal Borrower or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Principal Borrower and the Lenders, by the Principal Borrower of written notice of such election to the Administrative Agent and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent (with a copy to the Principal Borrower).

“EEA Financial Institution” has the meaning set forth in Section 11.14.

“EEA Member Country” has the meaning set forth in Section 11.14.

“EEA Resolution Authority” has the meaning set forth in Section 11.14.

“Election to Participate” means an Election to Participate substantially in the form of Exhibit D hereto.

“Election to Terminate” means an Election to Terminate substantially in the form of Exhibit E hereto.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Subsidiary” means any Wholly-Owned Consolidated Subsidiary of the Parent organized under the laws of an Approved Jurisdiction as to which an Election to Participate shall have been delivered to the Administrative Agent by the Principal Borrower and as to which an Election to Terminate shall not have been subsequently delivered to the Administrative Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of the relevant Wholly-Owned Consolidated Subsidiary and the Principal Borrower in such number of copies as the Administrative Agent may reasonably request. If at any time a Subsidiary theretofore designated as an Eligible Subsidiary no longer qualifies as a Wholly-Owned Consolidated Subsidiary, the Principal Borrower shall cause to be delivered to the Administrative Agent an Election to Terminate terminating the status of such Subsidiary as an Eligible Subsidiary. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred. The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, disposal, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Parent, any Consolidated Subsidiary and all members of a controlled group of corporations or other entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any Consolidated Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” has the meaning set forth in Section 11.14.

“Euro” means the single currency of the Participating Member States.

“Euro-Currency Business Day” means a Euro-Dollar Business Day, unless such term is used in connection with an Alternative Currency Borrowing or Alternative Currency Loan, in which case such day shall only be a Euro-Currency Business Day if (i) commercial banks are open for international business (including dealings in deposits in such Alternative Currency) in London and (ii) if such Alternative Currency is Euro, the TARGET2 payment system is open for the settlement of payment in Euro.

“Euro-Currency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Currency Lending Office by notice to the Principal Borrower and the Administrative Agent; provided that any Lender may from time to time by notice to the Principal Borrower and the Administrative Agent designate separate Euro-Currency Lending Offices for its Loans in different currencies, in which case all references herein to the Euro-Currency Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.

“Euro-Currency Loan” means either a Euro-Dollar Loan or an Alternative Currency Loan.

“Euro-Currency Margin” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.

“Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Loan” means a Dollar-Denominated Loan that bears interest at a rate determined by reference to the LIBO Rate (except pursuant to clause (c) of the definition of “Base Rate”).

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” has the meaning set forth in Section 8.04(a).

“Existing Agreement” means the $2,000,000,000 Credit Agreement dated as of March 10, 2016, among the Principal Borrower, the Eligible Subsidiaries referred to therein, the lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Existing Letters of Credit” means the letters of credit issued by an Issuing Lender under the Existing Agreement before the Closing Date.

“Extension Agreement” has the meaning set forth in Section 2.01(c).

“Extension Date” has the meaning set forth in Section 2.01(c).

“Facility Fee Rate” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Domestic Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means the JPMorgan Fee Letter and the Arranger Fee Letters.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or assistant treasurer.

“Foreign Subsidiary” means a Subsidiary of the Parent not organized under the laws of a jurisdiction located in the United States of America, or any state thereof or the District of Columbia.

“GAAP” shall mean U.S. generally accepted accounting principles as in effect from time to time.

“GHG Intensity” means the total greenhouse gas emissions of the Parent and its subsidiaries measured in Metric Tons CO2e, per Million Dollars in revenue. The metric tons of CO2e include Scope 1 (direct) and 2 (energy indirect, market-based) emissions according to the World Resources Institute (WRI) and the World Business Council for Sustainable Development (WBCSD) Greenhouse Gas Protocols.

“GHG Intensity Target” means, with respect to any calendar year, the GHG Intensity Target for such calendar year as set forth on the Sustainability Table.

“GHG Intensity 10% Threshold” means, with respect to any calendar year, the GHG Intensity 10% Threshold for such calendar year as set forth on the Sustainability Table.

“GHG Intensity Fee Adjustment Amount” means, with respect to any calendar year, (i) positive 0.25 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is greater than the GHG Intensity 10% Threshold for such calendar year, (ii) 0.0 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is less than or equal to the GHG Intensity 10% Threshold for such calendar year but greater than the GHG Intensity Target for such calendar year or (iii) negative 0.25 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is less than or equal to the GHG Intensity Target for such calendar year.

“GHG Intensity Margin Adjustment Amount” means, with respect to any calendar year, (i) positive 1.5 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is greater than the GHG Intensity 10% Threshold for such calendar year, (ii) 0.0 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is less than or equal to the GHG Intensity 10% Threshold for such calendar year but greater than the GHG Intensity Target for such calendar year or (iii) negative 1.5 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is less than or equal to the GHG Intensity Target for such calendar year.

“GHG Savings” means the guaranteed reduction in metric tons of greenhouse gas emissions as a result of performance infrastructure projects completed by the Parent and its subsidiaries (whether for the Parent or any subsidiary or any third party) measured in CO2e.

“GHG Savings Target” means, with respect to any calendar year, the GHG Savings Target for such calendar year as set forth on the Sustainability Table.

“GHG Savings 10% Threshold” means, with respect to any calendar year, the GHG Savings 10% Threshold for such calendar year as set forth on the Sustainability Table.

“GHG Savings Fee Adjustment Amount” means, with respect to any calendar year, (i) positive 0.25 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is less than the GHG Savings 10% Threshold for such calendar year, (ii) 0.0 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the GHG Savings 10% Threshold for such calendar year but less than the GHG Savings Target for such calendar year or (iii) negative 0.25 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the GHG Savings Target for such calendar year.

“GHG Savings Margin Adjustment Amount” means, with respect to any calendar year, (i) positive 1.5 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is less than the GHG Savings 10% Threshold for such calendar year, (ii) 0.0 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the GHG Savings 10% Threshold for such calendar year but less than the GHG Savings Target for such calendar year or (iii) negative 1.5 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the GHG Savings Target for such calendar year.

“Governmental Authority” means the government of the United States of America, Ireland, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans to the same Borrower which are Base Rate Loans at such time or (ii) all Loans which are Euro-Currency Loans in the same currency to the same Borrower having the same Interest Period at such time, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group of Loans or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means, without duplication, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. It is understood that the amount of any Guarantee of or by any Person shall be deemed to be the lower of (a) the amount of Debt in respect of which such Guarantee exists and (b) the maximum amount for which such Person may be liable pursuant to the instrument embodying such Guarantee.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding Company” means a corporation or other legal entity organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development which becomes the direct or indirect owner of the equity interests of the Parent and its Subsidiaries pursuant to a Holding Company Reorganization.

“Holding Company Reorganization” means a transaction or series of transactions pursuant to which the Parent becomes a direct or indirect wholly-owned subsidiary of the Holding Company.

“IBA” has the meaning set forth in Section 1.05.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” has the meaning set forth in Section 2.20.

“Increasing Lender Supplement” means a supplement to this Agreement substantially in the form of Exhibit B attached hereto.

“Incremental Term Loan” has the meaning set forth in Section 2.20.

“Incremental Term Loan Amendment” has the meaning set forth in Section 2.20.

“Indemnified Person” has the meaning set forth in Section 11.03(b).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Principal Borrower, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

“Information” has the meaning set forth in Section 11.11(a).

“Initial Issuing Lender” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC and Citibank, N.A.

“Insolvency Regulation” shall mean the Regulation EU 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Interest Period” means, with respect to each Euro-Currency Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one week or one, two, three or six months thereafter (or such other period of time as may at the time be mutually agreed by the Borrower and all of the Lenders), as the Borrower may elect in such notice; provided that:

(a)    any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day; and

(b)    any Interest Period (other than an Interest Period of one week) which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Currency Business Day of a calendar month; and

(c)    any Interest Period applicable to any Loan of any Lender which would otherwise end after the Termination Date for such Lender shall end on the Termination Date for such Lender.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined reasonably and in good faith by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Irish Treaty” has the meaning set forth in the definition of “Irish Treaty State”.

“Irish Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Ireland (an “Irish Treaty”) that has force of law and makes provision for full exemption from tax imposed by Ireland on interest.

“Issuing Lender” means each Initial Issuing Lender and any other Lender that may agree to issue letters of credit hereunder pursuant to an instrument in form reasonably satisfactory to the Principal Borrower, such Lender and the Administrative Agent, in its capacity as issuer of a Letter of Credit hereunder. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate or branch, as applicable, with respect to Letters of Credit issued by such Affiliate or branch, as applicable. Each reference herein to the “Issuing Lender” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Lender with respect thereto, and, further, references herein to “the Issuing Lender” shall be deemed to refer to each of the Issuing Lenders or the relevant Issuing Lender, as the context requires. Unless the contest otherwise requires, any reference herein to a “Lender” includes each Issuing Lender.

“JCI” means Johnson Controls, Inc., a Wisconsin corporation.

“JPMorgan Fee Letter” means that certain JPMorgan Fee Letter, dated November 4, 2019, among JPMorgan and the Principal Borrower.

“KPI Metrics” means, collectively, the GHG Intensity, the TRIR and the GHG Savings and each a “KPI Metric”.

“KPI Metrics Report” means an annual report (it being understood that this annual report may take the form of the Sustainability Report) audited by the KPI Metrics Auditor that sets forth the calculations for each KPI Metric for a specific calendar year.

“KPI Metrics Auditor” means (i) BureauVeritas as it relates to GHG Intensity and (ii) PricewaterhouseCoopers as it relates to GHG Savings and TRIR, or, in each case such other auditor (in each case of the foregoing clauses (i) and (ii), and any replacement auditor thereof) acting in its capacity as an independent auditor of the operations of the Parent, designated from time to time by the Parent, provided that any such replacement KPI Metrics Auditor (A) shall be (1) a nationally recognized “big four” auditing firm or (2) another auditing firm designated by the Parent, which designation is posted to the Lenders, unless Lenders constituting the Required Lenders object to such designation under this clause (2) within five (5) Domestic Business Days after such posting, and (B) shall apply substantially the same auditing standards and methodology used in the 2017 KPI Metrics Report, except for any changes to such standards and/or methodology that (x) are consistent with then generally accepted industry standards or (y) if not so consistent, are proposed by the Parent and posted to the Lenders, unless Lenders constituting the Required Lenders object to such changes within five (5) Domestic Business Days after such posting.

“LC Sublimit” means (i) as to aggregate Letter of Credit Liabilities with respect to all Letters of Credit, $300,000,000 and (ii) as to aggregate Letter of Credit Liabilities with respect to the Letters of Credit issued by any individual Issuing Lender, such Issuing Lender’s Letter of Credit Fronting Sublimit.

“LC Termination Date” means, at any time, the fifth Domestic Business Day prior to the earliest Termination Date then in effect as to any Lender.

“Lead Arranger Fee Letters” means those certain fee letters, dated November 4, 2019, among certain of the Lead Arrangers and the Principal Borrower.

“Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Barclays Bank PLC and Citibank, N.A. in their capacity as joint lead arrangers and joint bookrunners for the credit facility provided hereunder.

“Lender” means each Person listed in the Commitment Schedule, each New Lender or Assignee which becomes a Lender pursuant to Section 2.20 or 11.06(c) or other documentation contemplated hereby, and their respective successors, other than any such Person that ceases to be a party hereto pursuant to Section 11.06(c) or other documentation contemplated hereby.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor. As used in this Agreement, (x) “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person and (y) “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (and “Controlled” has a meaning correlative thereto).

“Lender Parent” means, with respect to any Lender, any Person controlling such Lender.

“Letter of Credit” means any Existing Letter of Credit or Additional Letter of Credit.

“Letter of Credit Agreement” has the meaning set forth in Section 2.19(b).

“Letter of Credit Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Fronting Sublimit” means (x) for each Initial Issuing Lender, the amount set forth as such Initial Issuing Lender’s Fronting Sublimit on Schedule 2.19 and (y) for each other Issuing Lender, the amount agreed by such Issuing Lender as its Letter of Credit Fronting Sublimit which, subject to the prior written consent of the Principal Borrower, shall ratably reduce the Letter of Credit Fronting Sublimit of each then-existing Issuing Lender, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Principal Borrower, the Administrative Agent and the Issuing Lenders (provided that any increase in the Letter of Credit Fronting Sublimit with respect to any Issuing Lender shall only require the consent of the Principal Borrower and such Issuing Lender).

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the amounts then owing by the Borrowers in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the relevant Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any such Letter of Credit.

“LIBO Rate” means, with respect to any Euro-Currency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m. (London time) two Euro-Currency Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars or the relevant Alternative Currency with a maturity comparable to such Interest Period; provided that if the LIBO Screen Rate shall not be available for such Interest Period for such currency at such time (an “Impacted Interest Period”) but rates are then available on the Screen for other periods for such currency, then the LIBO Rate shall be the Interpolated Rate; provided, that if any LIBO Rate determined in accordance with the foregoing shall be less than zero, the LIBO Rate shall be deemed to be zero for all purposes of this Agreement.

“LIBO Screen Rate” means, for any day and time, with respect to any Euro-Currency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or Screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Parent or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease (determined in accordance with GAAP as in effect on December 14, 2018) or other title retention agreement relating to such asset (other than an operating lease (determined in accordance with GAAP as in effect on December 14, 2018)).

“Limited Conditionality Acquisition” has the meaning set forth in Section 2.20.

“Limited Conditionality Acquisition Agreement” has the meaning set forth in Section 2.20.

“Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement, each Election to Participate and any Notes issued to any Lender hereunder.

“Loan Parties” means the Borrowers.

“London Office” means the office of the Administrative Agent identified on the signature pages hereof as its London office, or such other office of the Administrative Agent as it may specify for such purpose by notice to the other parties hereto.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Borrower” means each Eligible Subsidiary that (x) is organized under the laws of Luxembourg, (y) has its center of main interests, within the meaning of the Insolvency Regulation, in Luxembourg or (z) has an establishment, within the meaning of the Insolvency Regulation, in Luxembourg.

“Luxembourg Debtor Relief Laws” means (i) bankruptcy (faillite) within the meaning of Articles 437 et seq. of the Luxembourg Commercial Code, (ii) controlled management (gestion contrôlée) within the meaning of the Luxembourg grand-ducal regulation of May 24, 1935 on controlled management, (iii) voluntary arrangement with creditors (concordat préventif de la faillite) within the meaning of the Luxembourg law of April 14, 1886 on arrangements to prevent insolvency amended, (iv) suspension of payments (sursis de paiement) within the meaning of Articles 593 et seq. of the Luxembourg Commercial Code, and (v) voluntary or compulsory liquidation pursuant to the Luxembourg law of August 10, 1915 on commercial companies, as amended.

“Luxembourg Relief” means bankruptcy (faillite), controlled management (gestion contrôlée), voluntary arrangement with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement) and voluntary or compulsory liquidation, as such terms are understood within the Luxembourg Debtor Relief Laws, and also means any other proceedings affecting the rights of creditors generally or the appointment of an interim administrator (administrateur provisoire).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their material obligations under the Loan Documents or (c) the validity or enforceability against the Loan Parties of, or the rights of or remedies available to the Lenders against the Loan Parties under, the Loan Documents; provided, however, that events, circumstances, changes, effects or conditions with respect to the Parent and its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Parent with the Securities and Exchange Commission prior to the Closing Date shall not constitute a “Material Adverse Effect” to the extent so disclosed.

“Material Debt” means Debt (other than the Loans) of the Parent and/or one or more of its Consolidated Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $300,000,000.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“New Lender” has the meaning set forth in Section 2.20.

“New Lender Supplement” means a supplement to this Agreement substantially in the form of Exhibit C attached hereto.

“New York Office” means the office of the Administrative Agent identified on the signature pages hereof as its New York office, or such other office of the Administrative Agent as it may specify for such purpose by notice to the other parties hereto.

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.15(a).

“Notice of Issuance” has the meaning set forth in Section 2.19(c).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Euro-Currency Business Day, for the immediately preceding Euro-Currency Business Day); provided that if none of such rates are published for any day that is a Euro-Currency Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker unaffiliated with the Administrative Agent of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Other Connection Taxes” means, with respect to the Administrative Agent or a Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” has the meaning set forth in Section 2.18.

“Other Taxes” has the meaning set forth in Section 8.04(b).

“Outstanding Amount” means, as to any Lender at any time, the sum of (i) the aggregate Dollar Amount of Loans made by it outstanding at such time plus (ii) the aggregate Dollar Amount of its Letter of Credit Liabilities at such time.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Euro-Currency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Euro-Dollar Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means Johnson Controls International plc, with company number 543654, an Irish public limited company, and its successors; provided that upon consummation of a Holding Company Reorganization in compliance with Section 5.09, the Holding Company shall thereafter be the Parent for purposes hereof, except that any reference made to the Parent as of a specific date prior to any such Holding Company Reorganization shall continue to refer to Johnson Controls International plc.

“Participant” has the meaning set forth in Section 11.06(b).

“Participant Register” has the meaning set forth in Section 11.06(b).

“Participating Member States” means those members of the European Union from time to time which adopt a single, shared currency.

“Payee” has the meaning set forth in Section 2.18.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pricing Certificate” means a certificate signed by a Financial Officer of the Parent (substantially in the form of Exhibit I) attaching (a) true and correct copies of the KPI Metrics Report for the immediately preceding calendar year and setting forth each of the Sustainability Fee Adjustment and the Sustainability Margin Adjustment for the immediately preceding calendar year and computations in reasonable detail in respect thereof and (b) a review report of the KPI Metrics Auditor confirming that the KPI Metrics Auditor is not aware of any material modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the applicable reporting criteria.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably and in good faith by the Administrative Agent) or any similar release by the Board (as determined reasonably and in good faith by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Borrower” means the Parent.

“Proceeding” has the meaning set forth for such term in Section 11.03(b).

“Pro Forma KPI Metrics Report” has the meaning set forth in the Pricing Schedule.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.16.

“Qualifying Lender” means a Lender or Participant, as the case may be, which is beneficially entitled to interest paid to it in respect of an advance under any Loan Document, and is:

(a)    a bank within the meaning of section 246 TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3) TCA and whose Applicable Lending Office is located in Ireland; or

(b)    (i) a body corporate that is resident for the purposes of tax in a member state of the European Union (other than Ireland) or in a territory with which Ireland has signed a Treaty which is in effect or which will come into effect once all the ratification procedures set out in section 826(1) TCA have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender or Participant, as the case may be, claims to be resident) where that member state or territory imposes a tax that generally applies to interest receivable in that member state or territory by companies from sources outside that member state or territory; (ii) a company where interest payable on any Loan Document: (A) is exempted from the charge to income tax under an Irish Treaty having the force of law under the procedures set out in section 826(1) TCA; or (B) would be exempted from the charge to Irish income tax under an Irish Treaty entered into on or before the payment date of that interest if that Irish Treaty had the force of law under the provisions set out in section 826(1) TCA at that date; (iii) a United States of America (“U.S.”) company, provided the U.S. company is incorporated in the U.S. and taxed in the U.S. on its worldwide income; or (iv) a U.S. limited liability company (“LLC”), provided the ultimate recipients of the interest would, if they were themselves lenders, be Qualifying Lenders within paragraph (b)(i), (b)(ii) or (b)(iii) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes; provided in each case at (i), (ii) or (iii) the Lender is not carrying on a trade or business in Ireland through an agency or branch with which the interest payment is connected; or

(c)    a body corporate: (i) which advances money in the ordinary course of a trade which includes the lending of money; and (ii) in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of that company; and (iii) which has complied with all of the provisions of section 246(5)(a) TCA, including making the appropriate notifications thereunder and (iv) whose Applicable Lending Office is located in Ireland; or

(d)    a qualifying company within the meaning of section 110 TCA and whose Applicable Lending Office is located in Ireland; or

(e)    an investment undertaking within the meaning of section 739B TCA and whose Applicable Lending Office is located in Ireland.

“Qualifying Lender Confirmation” means a confirmation substantially in the form of Exhibit F.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Register” has the meaning set forth in Section 11.06(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” has the meaning set forth in Section 2.19(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Person” has the meaning set forth in Section 11.03(b).

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Replacement Lender” has the meaning set forth in Section 2.08(b).

“Required Currency” has the meaning set forth in Section 2.18.

“Required Lenders” means, subject to Section 2.21, at any time, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures at such time; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Parent or an Affiliate of the Parent shall be disregarded.

“Retired Commitments” has the meaning set forth in Section 2.08(b).

“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or Canada, (b) any Person organized or resident in a Sanctioned Country in violation of Sanctions and (c) any Person 50% or greater owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means any international economic sanctions administered or enforced by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury (UK) or Canada.

“Screen” means (a) with respect to Dollar-Denominated Loans, the Reuters “LIBOR01” screen displaying the London interbank offered rate as administered by ICE Benchmark Administration and (b) with respect to Alternative Currency Loans, the Reuters screen selected by the Administrative Agent that displays rates for interbank deposits in the appropriate Alternative Currency or, in the case of either (a) or (b), any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time in its reasonable discretion (and consistent with any such determination by the Administrative Agent generally under substantially similar credit facilities for which it acts as administrative agent) for purposes of providing quotations of interest rates applicable to deposits in the London interbank market.

“Significant ESG Event” means a sale, divestment, disposition, casualty, closure, condemnation, governmental taking, seizure, nationalization, acquisition, investment or other similar transaction or event that would reasonably be expected to result in a 5% increase or decrease in one or more of the KPI Metrics.

“Significant Subsidiary” means any Consolidated Subsidiary of the Parent (which term, as used in this definition, includes such Subsidiary’s Consolidated Subsidiaries) which meets any of the following conditions:

(i)

the Parent’s and the Parent’s other Subsidiaries’ outstanding investments in and advances to such Subsidiary exceed 10% of the consolidated total assets of the Parent, in each case as of the end of the most recently completed fiscal year of the Parent for which financial statements have been delivered pursuant to Section 5.01(a) (or, prior to the first such delivery, Section 4.04(a)) (the “Most Recent Financial Statements”);

(ii)

the total assets (after intercompany eliminations) of such Subsidiary exceed 10% of the consolidated total assets of the Parent as of the end of the most recently completed fiscal year of the Parent for which the Most Recent Financial Statements have been delivered;

(iii)

the net sales of such Subsidiary (after intercompany eliminations) exceed 10% of the consolidated net sales of the Parent for the most recently completed fiscal year of the Parent for which the Most Recent Financial Statements have been delivered; or

(iv)

any Consolidated Subsidiary with or into which a Significant Subsidiary is merged or which has acquired all or substantially all the assets of a Significant Subsidiary in either case pursuant to a transaction permitted by Section 5.09; provided, however, that such Subsidiary shall cease to be a Significant Subsidiary at the time of delivery pursuant to Section 5.01(a) of financial statements covering the fiscal year in which such transaction occurred unless one of the conditions set forth in clauses (i), (ii) or (iii) above is satisfied with respect to such Subsidiary.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Specified Calendar Year” has the meaning set forth in the Pricing Schedule.

“Sterling” means the lawful currency of the United Kingdom.

“Stop Issuance Notice” has the meaning set forth in Section 2.19(i).

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or comparable ownership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of the Person or a combination thereof.

“Supported QFC” has the meaning set forth in Section 11.16.

“Surviving Commitment” has the meaning set forth in Section 2.08(b).

“Surviving Lender” has the meaning set forth in Section 2.08(b).

“Sustainability Fee Adjustment” with respect to any KPI Metrics Report for any calendar year, the number of basis points (whether positive, negative or zero) resulting from the sum of (i) the GHG Intensity Fee Adjustment Amount, plus (ii) the GHG Savings Fee Adjustment Amount, plus (iii) the TRIR Fee Adjustment Amount, in each case for such calendar year.

By way of example and for purposes of illustration only, (A) if the applicable GHG Intensity Fee Adjustment Amount is positive 0.25 bps and the GHG Savings Fee Adjustment Amount is positive 0.25 bps and the TRIR Fee Adjustment Amount is 0.0 bps, the Sustainability Fee Adjustment in such example would be positive 0.50 bps or (B) if the applicable GHG Intensity Fee Adjustment Amount is negative 0.25 bps and the GHG Savings Fee Adjustment Amount is negative 0.25 bps and the TRIR Fee Adjustment Amount is positive 0.25 bps, the Sustainability Fee Adjustment in such example would be negative 0.25 bps.

“Sustainability Margin Adjustment” with respect to any KPI Metrics Report for any calendar year, the number of basis points (whether positive, negative or zero) resulting from the sum of (i) the GHG Intensity Margin Adjustment Amount, plus (ii) the GHG Savings Margin Adjustment Amount, plus (iii) the TRIR Margin Adjustment Amount, in each case for such calendar year.

By way of example and for purposes of illustration only, (A) if the applicable GHG Intensity Margin Adjustment Amount is positive 1.5 bps and the GHG Savings Margin Adjustment Amount is positive 1.5 bps and the TRIR Margin Adjustment Amount is 0.0 bps, the Sustainability Margin Adjustment in such example would be positive 3.0 bps or (B) if the applicable GHG Intensity Margin Adjustment Amount is negative 1.5 bps and the GHG Savings Margin Adjustment Amount is negative 1.5 bps and the TRIR Margin Adjustment Amount is positive 1.5 bps, the Sustainability Margin Adjustment in such example would be negative 1.5 bps.

“Sustainability Pricing Adjustment Date” has the meaning set forth in the Pricing Schedule.

“Sustainability Report” means the annual non-financial disclosure form according to the GRI Standard for Sustainability Reporting publicly reported by the Parent and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge.

“Sustainability Structuring Agent” means ING Capital LLC, in its capacity as Sustainability Structuring Agent in connection with the credit facility provided hereunder.

“Sustainability Table” means the Sustainability Table attached hereto as Schedule 1.01, as the same may be updated from time to time (i) to incorporate the relevant baselines (and the targets and the 10% thresholds derived therefrom) set forth in the 2017 KPI Metrics Report as described in the Pricing Schedule and (ii) to incorporate revised baselines (and the targets and the 10% thresholds derived therefrom) set forth in the relevant Pro Forma KPI Metrics Report in connection with each Significant ESG Event as described in the Pricing Schedule.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means Bank of America, N.A., in its capacity as Syndication Agent in connection with the credit facility provided hereunder.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” has the meaning set forth in Section 8.04(a).

“TCA” means the Taxes Consolidation Act, 1997 of Ireland.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means, as to each Lender, December 5, 2024 or, in the case of any Lender, such later date to which the Commitment of such Lender shall have been extended pursuant to Section 2.01(c) (or, if any of the foregoing days is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day).

“Terminating Lender” has the meaning set forth in Section 2.01(c).

“Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of all Loans outstanding at such time plus the aggregate Dollar Amount of the Letter of Credit Liabilities of all Lenders at such time.

“Trade Date” has the meaning set forth in Section 11.06(h)(i).

“Transactions” means the execution, delivery and performance by the Borrowers of the Loan Documents, the borrowing of Loans and the issuance of Letters of Credit hereunder.

“TRIR” means the Total Recordable Incident Rate measured as the number of incidents per 200,000 workhours according to the recordkeeping and reporting rules of the United States Department of Labor – Occupational Safety and Health Administration Severe Injury Reports (or any replacement(s) thereof); it being understood and agreed that on the date hereof the Parent applies the US-OSHA Recordkeeping rules [www.osha.gov/recordkeeping2014/] to determine recordable injuries globally, and reported numbers include the performance of the Parent’s employees and supervised contractors (e.g. agency temp workers and other workers under the direct supervision of the Parent).

“TRIR Target” means, with respect to any calendar year, the TRIR Target for such calendar year as set forth on the Sustainability Table.

“TRIR 10% Threshold” means, with respect to any calendar year, the TRIR 10% Threshold for such calendar year as set forth on the Sustainability Table.

“TRIR Fee Adjustment Amount” means, with respect to any calendar year, (i) positive 0.25 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is greater than the TRIR 10% Threshold for such calendar year, (ii) 0.0 bps if the TRIR for such calendar year as set forth in the KPI

Metrics Report is less than or equal to the TRIR 10% Threshold for such calendar year but greater than the TRIR Target for such calendar year or (iii) negative 0.25 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is less than or equal to the TRIR Target for such calendar year.

“TRIR Margin Adjustment Amount” means, with respect to any calendar year, (i) positive 1.5 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is greater than the TRIR 10% Threshold for such calendar year, (ii) 0.0 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is less than or equal to the TRIR 10% Threshold for such calendar year but greater than the TRIR Target for such calendar year or (iii) negative 1.5 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is less than or equal to the TRIR Target for such calendar year.

“Type” refers to the determination whether a loan is a Base Rate Loan or a Euro-Currency Loan.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Special Resolution Regime” has the meaning set forth in Section 11.16.

“Wholly-Owned Consolidated Subsidiary” means, with respect to any Person at any time, any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person at such time.

“Withholding Agent” has the meaning set forth in Section 8.04(a).

“Write-Down and Conversion Powers” has the meaning set forth in Section 11.14.

Section 1.02    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants) with the most recent audited consolidated financial statements of the Parent and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Article 5 to eliminate the effect of any change in GAAP or the application thereof on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend Article 5 for such purpose), then the Parent’s compliance with such covenant shall be determined on the basis of GAAP without giving effect to the relevant change in GAAP or the application thereof, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein

(including computations in respect of compliance with Section 5.07) shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change to, or modification of, GAAP (including any future phase-in of changes to GAAP that have been approved as of December 14, 2018) which would require the capitalization of leases characterized as “operating leases” as of December 14, 2018 (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) shall be prepared without giving effect to this sentence).

Section 1.03    Types of Loans and Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Type and currency and, in the case of Euro-Currency Loans, have the same initial Interest Period. Identification of a Borrowing by Type (e.g., a “Euro-Currency Borrowing”) indicates that such Borrowing is comprised of Loans of such Type.

Section 1.04    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.05    Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 8.01(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Principal Borrower, pursuant to Section 8.01(d), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or availability of the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 8.01(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 8.01(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability (other than, for the avoidance of doubt, with respect to its obligation to apply the definition of such rate in accordance with its terms and comply with its obligations in Article 2 (including Section 8.01) of this Agreement).

Section 1.06    Certain Calculations. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Sections 5.08, 5.09 and 5.10 and Article 6 under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of the Parent immediately preceding the fiscal quarter of the Parent in which the applicable transaction or occurrence requiring a determination occurs.

Section 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

Section 1.08    Luxembourg Terms. Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to a Luxembourg Borrower, a reference to: (a) a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, compulsory manager or other similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (b) liquidation, bankruptcy, insolvency, reorganization, moratorium or any similar proceeding shall include (i) insolvency/bankruptcy (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code, (ii) controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management, (iii) voluntary arrangement with creditors (concordat préventif de la faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended, (iv) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code or (v) voluntary or compulsory winding-up pursuant to the law of 10 August 1915 on commercial companies, as amended, (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements) or having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit); (e) attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt); and (f) a “set-off” includes, for purposes of Luxembourg law, legal set-off.

ARTICLE 2.

THE CREDITS

Section 2.01    Commitments to Lend.

(a)    Committed Loans. From and after the Closing Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans (which may be denominated in Dollars or an Alternative Currency as the Borrower elects pursuant to Section 2.02) to the Borrowers pursuant to this Section 2.01(a) from time to time prior to its Termination Date in amounts such that (i) the Outstanding Amount of such Lender shall at no time exceed the amount of such Lender’s Commitment and (ii) the Total Outstanding Amount shall at no time exceed the aggregate amount of the Commitments. Within the foregoing limits, any Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Loans and reborrow at any time prior to the Termination Date for any Lender under this Section 2.01.

(b)    Minimum Borrowings. Each Borrowing under this Section 2.01 shall be in an aggregate Dollar Amount of not less than $10,000,000 (except that any such Borrowing may be in the aggregate Dollar Amount of the available Commitments) and shall be made from the several Lenders ratably in proportion to their respective Commitments.

(c)    Extension of Commitments. (i) Each Lender’s Commitment may be extended, if at the time no Event of Default has occurred and is continuing, in the manner set forth in this subsection (c), on not more than two occasions (any such occasion, an “Extension Date”) for a period of one year after the date on which the Commitment of such Lender would have been terminated; provided that no such extension request shall result in a Termination Date for any Lender that is more than five years after the relevant Extension Date. If the Principal Borrower wishes to request an extension of each Lender’s Commitment, it shall give notice to that effect to the Administrative Agent not less than 45 days and not more than 90 days prior to the applicable Extension Date, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its discretion, within 30 days of such request (or such longer period as the Principal Borrower and the Administrative Agent may reasonably agree) to the Administrative Agent. If any Lender shall not have responded affirmatively within such 30-day period (or such longer period, if applicable), such Lender shall be deemed to have rejected the Principal Borrower’s proposal to extend its Commitment, and only the Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit H hereto (an “Extension Agreement”) duly completed and signed by the Principal Borrower, the Administrative Agent and all of the Lenders which have responded affirmatively. The Administrative Agent shall provide to the Principal Borrower, no later than 10 days prior to the Extension Date for any such request, a list of the Lenders which have responded affirmatively. The Extension Agreement shall be executed and delivered no later than five days prior to the Extension Date, and no extension of the Commitments pursuant to this subsection (c) shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Lenders having at least 51% of the aggregate amount of the Commitments.

(ii)    If any Lender rejects, or is deemed to have rejected, the Principal Borrower’s proposal to extend its Commitment (A) this Agreement shall terminate on the Termination Date with respect to such Lender, (B) the Borrower shall pay to such Lender on the Termination Date any amounts due and payable to such Lender on such date and (C) the Principal Borrower may, if it so elects, designate a Person not theretofore a Lender and reasonably acceptable to the Administrative Agent to become a Lender, or agree with an existing Lender that such Lender’s Commitment shall be increased; provided that the aggregate amount of the Commitments following any designation or agreement may not exceed the aggregate amount of the Commitments as in effect immediately prior to the relevant request. Upon execution and delivery by the Principal Borrower and such replacement Lender or other Person of an instrument of assumption in form and amount reasonably satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to subsection (c)(i), such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder.

(iii)    The Administrative Agent shall promptly notify the Lenders and the Principal Borrower of the effectiveness of each extension of the Commitments pursuant to this subsection (c).

(iv)    If, by reason of the operation of this subsection (c), the Termination Date of any Lender (a “Terminating Lender”) occurs prior to the Termination Date of any other Lender, then (i) upon such earlier Termination Date, the participations of the Terminating Lender in all then outstanding Letters of Credit shall be reallocated among the other Lenders and/or cash collateralized in the same manner as contemplated by Section 2.21(d) and (ii) subject to implementation of clause (i), the participation of the Terminating Lender in each then outstanding Letter of Credit shall terminate.

Section 2.02    Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) (1) at its New York Office not later than 10:30 a.m. (New York City time) on (y) the date of each Base Rate Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing and (2) at its New York Office and its London Office not later than 10:30 a.m. (London time) on the third Euro-Currency Business Day before each Borrowing of Alternative Currency Loans, specifying:

(i)    the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing;

(ii)    the currency and aggregate amount (in such currency) of such Borrowing;

(iii)    in the case of a Borrowing of Dollar-Denominated Loans, whether such Loans are to be Base Rate Loans or Euro-Dollar Loans; and

(iv)    in the case of a Euro-Currency Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03    Notice to Lenders; Funding of Loans.

(a)    Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)    On the date of each Borrowing, each Lender participating therein shall make available its ratable share of such Borrowing:

(A)    if such Borrowing is to be made in Dollars, not later than 2:00 p.m. (New York City time), in Federal or other funds immediately available in New York City, to the Administrative Agent at its New York Office; or

(B)    if such Borrowing is to be made in an Alternative Currency, in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) to the account of the Administrative Agent at its London Office.

Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied or waived in accordance with Section 11.05, the Administrative Agent will make the funds so received from the Lenders available to the Borrower on the date of each Borrowing as directed by the Borrower.

(c)    Unless the Administrative Agent shall have received at its New York Office notice from a Lender prior to the date (or in the case of a Base Rate Borrowing, prior to 2:00 p.m. (New York City time) on the date of such Borrowing) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender (and, if such Lender shall not have paid such amount to the Administrative Agent within two Domestic Business Days of the Administrative Agent’s demand therefor, the Borrower) agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the NYFRB Rate (if such Borrowing is in Dollars) or the applicable LIBO Rate (if such Borrowing is in an Alternative Currency). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)    The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of any obligation to make a Loan on such date.

(e)    Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.04    Notes.

(a)    Each Lender may, on and from time to time after the Closing Date, by notice to the Principal Borrower and the Administrative Agent, request (i) that its Loans to any Borrower be evidenced by a single Note of such Borrower payable to such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans to such Borrower or (ii) that its Loans of a particular Type or currency to any Borrower be evidenced by a separate Note of such Borrower in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type or currency. Each reference in this Agreement to the “Notes” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

(b)    Each Lender shall record the date, amount, Type, currency and maturity of each Loan made by it and the date and amount of each payment of principal made with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrowers so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

Section 2.05    Maturity of Loans. Each Loan of each Lender shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date of such Lender.

Section 2.06    Interest Rates.

(a)    Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin and the Base Rate for each such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for each such day.

(b)    Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin for such day plus the applicable LIBO Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c)    Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Currency Margin for such day plus the LIBO Rate applicable to such Loan on the day before such payment was due and (ii) the Euro-Currency Margin for such day plus the quotient obtained by dividing (x) the average of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Currency Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in the relevant currency in an amount approximately equal to such overdue payment are offered by the London Office of the Administrative Agent in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Currency Reserve Percentage.

(d)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

(e)    Interest in respect of Loans denominated in Dollars shall be paid in Dollars, and interest in respect of Loans denominated in an Alternative Currency shall be paid in such Alternative Currency.

Section 2.07    Fees(a) . (a) The Principal Borrower shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee in Dollars at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily aggregate amount of the Credit Exposures. Such facility fee shall accrue from and including the Closing Date to but excluding the date on which the Credit Exposures are permanently reduced to zero.

(b)    The Borrower shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee in Dollars accruing daily on the aggregate Dollar Amount of all outstanding Letters of Credit at a rate per annum equal to the Euro-Currency Margin or, in the case of performance standby Letters of Credit with respect to nonfinancial contractual obligations, a rate per annum equal to 50% of the Euro-Currency Margin (determined daily in accordance with the Pricing Schedule) and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate Dollar Amount of all Letters of Credit issued by such Issuing Lender at a rate per annum mutually agreed from time to time by the Principal Borrower and such Issuing Lender, as well as such Issuing Lender’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment or extension of any Letter of Credit or processing of drawings thereunder.

(c)    Accrued fees under this Section 2.07 shall be payable quarterly in arrears on the fifteenth (15th) day following each Quarterly Payment Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Credit Exposures are permanently reduced to zero). All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars (except as expressly provided in this Section), to the Administrative Agent (or to the relevant Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(d)    The Principal Borrower shall pay to the appropriate Persons for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.

Section 2.08    Optional Termination or Reduction of Commitments.

(a)    The Principal Borrower may, upon at least three Domestic Business Days’ notice (which notice may be conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be rescinded by the Principal Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied) to the Administrative Agent at its New York Office, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the Total Outstanding Amount so long as the Outstanding Amount of each Lender shall not exceed the amount of such Lender’s Commitment after giving effect thereto. Promptly after receiving a notice pursuant to this Section, the Administrative Agent shall notify each Lender of the contents thereof.

(b)    Notwithstanding the foregoing, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), the Principal Borrower may notify the Administrative Agent that it desires to reduce the Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Commitment of that Combined Lender which had the largest Commitment of each of the Combined Lenders party to such Combination (such largest Commitment being the “Surviving Commitment” and the Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”).

If the Required Lenders (determined as set forth below) and the Administrative Agent agree to such reduction in the Surviving Lender’s Commitment, then (i) the aggregate amount of the Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination (or such later date as the Principal Borrower may specify in its request), provided, that, on or before such date the Borrowers have paid in full the outstanding principal amount of the Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder of each of the Combined Lenders other than the Combined Lender whose Commitment is the Surviving Commitment, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) the Principal Borrower shall notify the Administrative Agent whether it wants such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then the Principal Borrower shall be responsible for finding one or more financial institutions (which for the avoidance of doubt may be an existing Lender) (each, a “Replacement Lender”), acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), willing to assume the obligations of a Lender hereunder with aggregate Commitments up to the amount of the Retired Commitments. The Administrative Agent may require the Replacement Lenders to execute such documents, instruments or agreements as the Administrative Agent reasonably deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties hereunder. For purposes of this Section 2.08(b), Required Lenders shall be determined as if the reduction in the aggregate amount of the Commitments requested by the Principal Borrower had occurred (i.e., the Combined Lenders shall be deemed to have a single Commitment equal to the Surviving Commitment and the aggregate amount of the Commitments shall be deemed to have been reduced by the Retired Commitments).

Section 2.09    Mandatory Termination of Commitments. The Commitment of each Lender shall terminate on its Termination Date.

Section 2.10    Optional Prepayments.

(a)    Subject in the case of Euro-Currency Loans to Section 2.12, the Borrower may upon notice to the Administrative Agent (which notice may be conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be rescinded by the Principal Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to Section 2.12) (i) at its New York Office not later than 10:30 a.m. (New York City time) on any Domestic Business Day for prepayment on that date of any Group of Loans consisting of Base Rate Loans or the third Euro-Dollar Business Day before the date of prepayment of any Group of Loans consisting of Euro-Dollar Loans, prepay any such Group of Loans or (ii) at its London Office not later than 11:00 a.m. (London time) on the third Euro-Currency Business Day before the date of prepayment, prepay any Group of Loans consisting of Alternative Currency Loans, in each case in whole at any time, or from time to time in part in Dollar Amounts aggregating not less than $10,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to but not including the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.

(b)    Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and once notice is so given to the Lenders, the Borrower’s notice of prepayment shall not thereafter be revocable by the Borrower (except as provided in Section 2.10(a)).

Section 2.11    General Provisions as to Payments.

(a)    Each Borrower, as applicable, shall make payments of principal of, and interest on, the Dollar-Denominated Loans made to it, of Letter of Credit Liabilities in respect of Letters of Credit denominated in Dollars issued for its account and of fees owing by it hereunder, not later than 2:00 p.m. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off, counterclaim or other deduction, to the Administrative Agent at its New York Office. Each Borrower, as applicable, shall make payments of principal of, and interest on, the Alternative Currency Loans made to it and of Letter of Credit Liabilities in respect of Letters of Credit denominated in an Alternative Currency issued for its account, in the relevant Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency, without set-off, counterclaim or other deduction, to the Administrative Agent at its London Office. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the respective accounts of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the NYFRB Rate (if such amount was distributed in Dollars) or (ii) the rate per annum at which one-day deposits in the relevant currency are offered by the London Office of the Administrative Agent in the London interbank market for such day (if such amount was distributed in an Alternative Currency).

(c)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), 2.11(b), 2.19(e) or 7.06 and has not cured the payment within two (2) Domestic Business Days, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the applicable Issuing Lenders to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion. Such cash collateral shall be returned to the Lender (x) if such Lender is a Defaulting Lender, once it ceases to be a Defaulting Lender or (y) upon termination of this Agreement; provided that, in each of clause (x) and (y), the Lender has made all payments required to be made hereunder.

Section 2.12    Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Currency Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Currency Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.10(b) or 2.15 (and in the case of a notice given to any Lender in accordance with Section 2.10(b), regardless of whether such notice is conditional and such condition fails to occur), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense reasonably incurred by it (or by an existing or prospective Participant in the related Loan) in obtaining, liquidating or employing deposits or other funds from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate specifying in reasonable detail the calculation of, and the reasons for, the amount of such loss or expense, which certificate shall be conclusive in the absence of clearly demonstrable error.

Section 2.13    Computation of Interest and Fees Interest on Euro-Currency Loans denominated in Sterling and interest calculated on the basis of the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14    Regulation D Compensation. Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Currency Loans, additional interest on the related Euro-Currency Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable LIBO Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower, the Principal Borrower and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Currency Business Days after the giving of such notice, and (y) shall notify the Borrower at least five Euro-Currency Business Days prior to each date on which interest is payable on the Euro-Currency Loans of the amount then due it under this Section.

Section 2.15    Method of Electing Interest Rates.

(a)    The Dollar-Denominated Loans included in each Borrowing shall initially be of the Type specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of each such Group of Loans (subject to subsection 2.15(d) of this Section and the provisions of Article 8), as follows:

(i)    if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii)    if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.12 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at its New York Office not later than 10:30 a.m. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each in an aggregate Dollar Amount of not less than $10,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Loans consisting of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b)    Each Notice of Interest Rate Election shall specify:

(i)    the Group of Loans (or portion thereof) to which such notice applies;

(ii)    the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.15(a) above;

(iii)    if the Loans comprising such Group of Loans are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)    if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)    Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d)    The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate Dollar Amount of any Group of Loans consisting of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e)    The initial Interest Period for each Borrowing of Alternative Currency Loans shall be specified by the Borrower in the applicable Notice of Borrowing. The Borrower may specify the duration of each subsequent Interest Period applicable to such Group of Loans by delivering to the Administrative Agent at its London Office not later than 11:00 a.m. (London time) on the third Euro-Currency Business Day before the end of the immediately preceding Interest Period, a notice specifying the Group of Loans to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period). Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the Dollar Amounts of the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000. If no such notice is timely received by the Administrative Agent before the end of any applicable Interest Period, the Borrower shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).

(f)    If the relevant Borrower fails to deliver a timely Notice of Interest Rate Election with respect to a Euro-Currency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an Base Rate Borrowing;

provided that if the Principal Borrower shall have delivered to the Administrative Agent its customary standard documentation (if any) authorizing automatic continuations, such Borrowing shall automatically continue as a Euro-Currency Borrowing in Dollars with an Interest Period of one month unless such Euro-Currency Borrowing is or was repaid as provided herein and (ii) in the case of a Borrowing denominated in an Alternative Currency in respect of which the applicable Borrower shall have failed to deliver an Notice of Interest Rate Election prior to the third (3rd) Domestic Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Euro-Currency Borrowing in the same Alternative Currency with an Interest Period of one month unless such Euro-Currency Borrowing is or was repaid as provided herein.

Section 2.16    Determining Dollar Amounts; Related Mandatory Prepayments.

(a)    The Administrative Agent shall determine the Dollar Amount of:

(i)    any Loan denominated in an Alternative Currency, on each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion or continuation of such Loan pursuant to the terms of this Agreement,

(ii)    any Letter of Credit denominated in an Alternative Currency, on each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Domestic Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and

(iii)    any Credit Event, on any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

(b)    Each determination of a Dollar Amount pursuant to clauses (a)(i), (a)(ii) or (a)(iii) above shall be conclusive in the absence of demonstrable error.

(c)    If after giving effect to any such determination of a Dollar Amount, the Total Outstanding Amount exceeds the aggregate amount of the Commitments, the Borrowers shall within five Euro-Currency Business Days prepay outstanding Loans (as selected by the Principal Borrower and notified to the Lenders through the Administrative Agent not less than three Euro-Currency Business Days prior to the date of prepayment) or take other action to the extent necessary to eliminate any such excess.

Section 2.17    Additional Reserve Costs.

(a)    If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in an applicable Euro-Currency Reserve Percentage) in respect of any of such Lender’s Euro-Currency Loans in any Alternative Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Currency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(b)    Any additional interest owed pursuant to subsection (b) above shall be determined by the relevant Lender, which determination shall be conclusive in the absence of clearly demonstrable error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Euro-Currency Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

Section 2.18    Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Borrower or for any other reason, any payment under or in connection with this Agreement is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, such Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 2.19    Letters of Credit(a) . (a) On the Closing Date, without further action by any party hereto, the applicable Issuing Lenders shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from the applicable Issuing Lenders, a participation in each Existing Letter of Credit equal to such Lender’s Applicable Percentage of (i) the aggregate amount available to be drawn thereunder and (ii) the aggregate unpaid amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Additional Letters of Credit under Section 2.19(b).

(b)    Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Additional Letters of Credit hereunder denominated in Dollars or in an Alternative Currency from time to time after the Closing Date upon the request of any Borrower; provided that, immediately after each Additional Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, (ii) the Outstanding Amount of such Lender shall at no time exceed the amount of such Lender’s Commitment, (iii) the aggregate Dollar Amount of Letter of Credit Liabilities under Letters of Credit issued by such Issuing Lender shall not exceed such Issuing Lender’s Letter of Credit Fronting Sublimit, (iv) the aggregate Dollar Amount of Letter of Credit Liabilities shall not exceed any applicable LC Sublimit and (v) Barclays Bank PLC, in its capacity as an Issuing Lender, shall not be obligated to issue trade or commercial Letters of Credit hereunder. Upon the date of issuance by an Issuing Lender of an Additional Letter of Credit, such Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments. If required by the applicable Issuing Lender, as a condition to any such Letter of Credit issuance, the Principal Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in a form agreed to by the Principal Borrower and the applicable Issuing Lender in connection with any request for a Letter of Credit (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. An Issuing Lender shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Lender in good faith deems material to it; or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

(c)    The Borrower shall give the applicable Issuing Lender notice at least five Euro-Currency Business Days prior to the requested issuance of a Letter of Credit (or such lesser notice as may be acceptable to the applicable Issuing Lender) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension or amendment of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the applicable Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit. The issuance by the applicable Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the applicable Issuing Lender and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the applicable Issuing Lender shall have reasonably requested and (ii) no Stop Issuance Notice shall be in effect. The Borrower shall also pay to the applicable Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the applicable Issuing Lender.

(d)    The extension or amendment to increase the amount of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the applicable Issuing Lender, the applicable Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any extension thereof, one year after such extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the applicable Issuing Lender and (ii) in no event will a Letter of Credit expire (including pursuant to an extension thereof) on a date later than the LC Termination Date unless Cash Collateralized or backed by a standby letter of credit in a manner reasonably satisfactory to the applicable Issuing Lender.

(e)    Each Issuing Lender shall, within the time period stipulated by the terms and conditions of the applicable Letter of Credit following its receipt thereof (and, if no time period is so stipulated, promptly), examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, such Issuing Lender shall promptly notify the Administrative Agent and the Principal Borrower by telephone (confirmed by telecopy or email in accordance with Section 11.01) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Principal Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement in accordance with this Section 2.19(e), and the Administrative Agent shall promptly notify the Lenders as to the amount to be paid as a result of such demand or drawing and the payment date. If an Issuing Lender shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent an amount equal to such Letter of Credit Disbursement (the “Reimbursement Obligation”) in the currency of such Letter of Credit Disbursement (i) if such Letter of Credit Disbursement shall have been denominated in Dollars, not later than 2:00 p.m. (New York City time) on the date that such Letter of

Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 9:00 a.m. (New York City time) on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m. (New York City time) on the Domestic Business Day immediately following the day that the Borrower receives such notice and (ii) if such Letter of Credit Disbursement shall have been denominated in an Alternative Currency, not later than 12:00 noon (London time) on the Euro-Currency Business Day following the date that such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 4:00 p.m. (London time) on the date such Letter of Credit Disbursement is made, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon (London time) on the second Euro-Currency Business Day immediately following the day that the Borrower receives such notice (it being understood that, subject to the terms and conditions otherwise applicable to a Borrowing hereunder, such payment may, in each case, be financed with a Borrowing hereunder). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable Letter of Credit Disbursement payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.03 with respect to Loans made by such Lender (and Section 2.03 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Lender, then to such Lenders and the applicable Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Lender for any Letter of Credit Disbursement (other than the funding of a Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Letter of Credit Disbursement.

(f)    If an Issuing Lender shall make any Letter of Credit Disbursement, then, unless the Borrower shall reimburse such Letter of Credit Disbursement in full on the date such Letter of Credit Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrower reimburses such Letter of Credit Disbursement, (i) if such amount is denominated in Dollars, at the rate per annum equal to the sum of the Base Rate Margin and the Base Rate for such day, (ii) if such amount is denominated in an Alternative Currency, at the rate per annum equal to the sum of the Euro-Currency Margin plus the rate per annum at which one-day deposits in relevant currency in an amount approximately equal to such unpaid amount are offered by the London Office of the Administrative Agent in the London interbank market for such day; provided that, if the Borrower fails to reimburse such Letter of Credit Disbursement when due pursuant to paragraph (e) of this Section, then 2% per annum shall be added to the applicable rate specified above. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.

(g)    The obligations of the Borrower and each Lender under Section 2.19(e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;

(iii)    the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv)    the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including the applicable Issuing Lender) or any other Person, whether in connection with this Agreement or the applicable Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)    payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the applicable Issuing Lender of a draft or certificate that does not comply with the terms of the Letter of Credit;

(vii)    any termination of the Commitments prior to, on or after the payment date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Article 6 or otherwise; or

(viii)    any other act or omission to act or delay of any kind by any Lender (including the applicable Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of the Borrower’s or the Lender’s obligations hereunder.

(h)    The Borrower hereby indemnifies and holds harmless each Lender (including the applicable Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the applicable Issuing Lender may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such Issuing Lender hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Lender)), and none of the Lenders (including the applicable Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection Section 2.19(g) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, and (iii) any consequences arising from causes beyond the control of the applicable Issuing Lender, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the applicable Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (i) the bad faith, willful misconduct or gross negligence of the applicable Issuing Lender or any of its Related Persons or (ii) a material breach by the applicable Issuing Lender or any Related

Person thereof of its obligations under the Loan Documents. Nothing in this subsection Section 2.19(h) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify the applicable Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

(i)    If the Required Lenders reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.

(j)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(k)    Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the International Standby Practices 1998 published by the Institute of International Banking Law & Practice, Inc. shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(l)    Each Issuing Lender may be replaced at any time by written agreement among the Principal Borrower, the Administrative Agent and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Principal Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.07(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance of a successor Issuing Lender, any Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Principal Borrower and the Lenders, in which case, such resigning Issuing Lender shall be replaced in accordance with this Section 2.19(l).

Section 2.20    Increased Commitments, Incremental Term Loans. The Principal Borrower may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000, so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $1,000,000,000. The Principal Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, a “New Lender”; provided that no Ineligible Institution may be a New Lender), which agree to increase their existing Commitments, or to participate in such Incremental Term Loans, or provide new Commitments, as the case may be; provided that (i) each New Lender shall be subject to the approval of the Principal Borrower, the Administrative Agent, and in the case of an increase in the Commitments, each Issuing Lender (each such consent, not to be unreasonably withheld, conditioned or delayed) and (ii) (x) in the case of an Increasing Lender, the Principal Borrower and such Increasing Lender execute an Increasing Lender Supplement, and (y) in the case of a New Lender, the Principal Borrower and such New Lender execute a New Lender Supplement. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Principal Borrower, the Administrative Agent and the relevant Increasing Lenders or New Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (b) and (c) of Section 3.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Principal Borrower and (B) the Parent shall be in compliance (on a pro forma basis) with the covenant contained in Section 5.07 and (ii) the Administrative Agent shall have received (x) documents and opinions consistent with those delivered on the Closing Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase or Incremental Term Loans, as the case may be and (y) a reaffirmation from the Principal Borrower; provided that, with respect to any Incremental Term Loans incurred for the purpose of financing an acquisition for which the Principal Borrower has determined, in good faith, that limited conditionality is reasonably necessary (any such acquisition, a “Limited Conditionality Acquisition” and such Incremental Term Loans, “Acquisition-Related Incremental Term Loans”), (x) clause (i)(A) of this sentence shall be deemed to have been satisfied so long as (1) as of the date of execution of the definitive acquisition documentation in respect of a Limited Conditionality Acquisition (a “Limited Conditionality Acquisition Agreement”) by the parties thereto, no Default or Event of Default shall have occurred and be continuing or would result from entry into such documentation, (2) as of the date of the borrowing of such Acquisition-Related Incremental Term Loans, no Event of Default under Section 6.01(a), (h) or (i) is in existence immediately before or immediately after giving effect (including on a pro forma basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties set forth in Article 4 shall be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case, in all respects) as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, except to the extent any such representation and warranty expressly relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects as of such earlier date (except to the extent such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case, in all respects) as of such earlier date and (4) as of the date of the borrowing of such Acquisition-Related Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Acquisition-Related Incremental Term Loans) shall be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case, in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Acquisition-Related Incremental Term Loans, except to the extent any such representation and warranty expressly relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects as of such earlier date (except to the extent such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case, in all respects) as of such earlier date and (y) clause (i)(B) of this sentence shall be deemed to have been satisfied so long as the Parent shall be in compliance (on a pro forma basis) with the covenant contained in Section 5.07 as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and New Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, upon giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) the applicable Borrowers shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Principal Borrower on behalf of the applicable Borrower, in accordance with the requirements of Section 2.02). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Euro-Currency Loan, shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 2.12 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Loans, (b) shall not mature earlier than the Termination Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Termination Date and (ii) the Incremental Term Loans may be priced differently than the Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrowers, each Increasing Lender participating in such tranche, each New Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

Section 2.21    Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);

(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.17 shall be applied at such time or times as may be reasonably determined by the Administrative Agent (but as promptly as commercially practicable) as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize the Issuing Lenders Letter of Credit Liabilities with respect to such Defaulting Lender in accordance with this Section; fourth, as the Principal Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Principal Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Lenders’ future Letter of Credit Liabilities with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 11.05);

(d)    if any Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender then:

(i)    the Letter of Credit Liabilities of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Letter of Credit Liabilities does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Principal Borrower shall within three Domestic Business Days following notice by the Administrative Agent either (x) procure the reduction or termination of the Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) or (y) Cash Collateralize for the benefit of the applicable Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.03 for so long as such Letter of Credit Liabilities are outstanding;

(iii)    if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are Cash Collateralized;

(iv)    to the extent that the Letter of Credit Liabilities of the Defaulting Lender are reallocated among the non-Defaulting Lenders pursuant to clause (i) above, the letter of credit fees otherwise payable to the Defaulting Lender pursuant to Section 2.07(b) in respect of such reallocated Letter of Credit Liabilities shall be payable to the non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is not reallocated, reduced, terminated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all letter of credit fees payable under Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the applicable Issuing Lender until and to the extent that such Letter of Credit Liabilities are reallocated, reduced, terminated and/or Cash Collateralized; and

(e)    so long as such Lender is a Defaulting Lender, the Issuing Lenders shall not be required to issue, extend or increase any Letter of Credit, unless the Defaulting Lender’s then outstanding Letter of Credit Liabilities after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or prepaid, reduced, terminated and/or Cash Collateralized in accordance with Section 2.21(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) an Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Lender shall not be required to issue, extend or increase any Letter of Credit, unless such Issuing Lender shall have entered into arrangements with the Principal Borrower or such Lender, reasonably satisfactory to such Issuing Lender to defease any risk to such Issuing Lender in respect of such Lender hereunder relating to Letter of Credit Liabilities.

In the event that the Administrative Agent, the Principal Borrower and the Issuing Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that there shall be no retroactive effect on fees reallocated pursuant to Section 2.21(d)(iv) and (v).

ARTICLE 3.

CONDITIONS

Section 3.01    Closing Date. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.05):

(a)    receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form reasonably satisfactory to it of telegraphic or other written confirmation from such party of execution of a counterpart hereof by such party);

(b)    receipt by the Administrative Agent of opinions of Irish counsel and US counsel to the Borrowers, covering customary legal matters for an unsecured bank loan financing;

(c)    receipt by the Administrative Agent of: (i) copies of each Loan Party’s charter (or equivalent formation document) and by-laws (or equivalent organizational document), and any amendments thereto, certified in each instance by any of a director, its Secretary or Assistant Secretary (or analogous Person with respect to such Loan Party), (ii) copies of the resolutions or similar authorizing documentation of the governing body of each Loan Party authorizing such Loan Party to enter into and perform its obligations under the Loan Documents, certified by any of a director, its Secretary or Assistant Secretary (or analogous Person with respect to such Loan Party), (iii) a good standing certificate (or the equivalent thereof, if any, in any foreign jurisdiction) dated a date reasonably close to the Closing Date from the jurisdiction of formation of each Loan Party, to the extent generally available in such jurisdiction and (iv) a customary certificate of any of a director, the Secretary or Assistant Secretary of each Loan Party (or analogous Person with respect to such Loan Party) certifying the names and true signatures of such Loan Party’s authorized persons, officers and employees authorized to sign this Agreement and the other documents to be delivered by such Loan Party hereunder;

(d)    [reserved];

(e)    payment by the Principal Borrower of (i) all fees and (ii) other amounts due and payable to the Agents and the Lenders on or before the Closing Date and for which, in the case of this clause (ii), invoices have been received by the Principal Borrower not later than the second Domestic Business Day prior to the Closing Date;

(f)    (i) arrangements reasonably satisfactory to the Administrative Agent shall have been made for the payment of all principal of any loans outstanding under, and all accrued interest and fees under, the Existing Agreement and (ii) the commitments under the Existing Agreement shall have been terminated;

(g)    (i) at least three (3) Domestic Business Days prior to the Closing Date, the Principal Borrower shall have provided the documentation and other information relating to the Borrowers to the Administrative Agent that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act, to the extent such information was reasonably requested by a Lender or the Administrative Agent at least ten (10) Domestic Business Days prior to the Closing Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Principal Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the conditions set forth in this clause (g) shall be deemed to be satisfied);

(h)    no Default shall have occurred and be continuing on the Closing Date;

(i)    the representations and warranties of the Principal Borrower contained in this Agreement shall be true in all material respects on and as of the Closing Date, except to the extent any such representation and warranty (i) expressly relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or (ii) is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects; and

(j)    the Administrative Agent shall have received a certificate from an officer of the Parent certifying to the accuracy of the conditions precedent contained in clauses (f)(ii), (h) and (i) of this Section 3.01 above.

The Administrative Agent shall promptly notify the Principal Borrower, the Lenders and each other party to this Agreement of the Closing Date, and such notice shall be conclusive and binding.

Section 3.02    Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing and the obligation of an Issuing Lender to issue, extend or increase any Letter of Credit is subject to the satisfaction of the following conditions:

(a)    receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the applicable Issuing Lender of a Notice of Issuance as required by Section 2.19(c), as the case may be;

(b)    the fact that, immediately before and immediately after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing; and

(c)    the fact that the representations and warranties of the Principal Borrower and, if the applicable Borrower is other than the Principal Borrower, the Borrower, contained in this Agreement (except the representations and warranties set forth in Sections 4.04(b), 4.05 and 4.07) shall be true in all material respects on and as of the date of such Borrowing or issuance, extension or increase, as applicable, except to the extent any such representation and warranty (i) expressly relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or (ii) is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower (and by the Principal Borrower if it is not the Borrower) on the date of such Borrowing as to the facts specified in clauses 3.02(b) and 3.02(c).

Section 3.03    First Borrowing by Each Eligible Subsidiary.

(a)    The obligation of each Lender to make a Loan, and the obligation of an Issuing Lender to issue a Letter of Credit, on the occasion of the first Borrowing by or issuance of a Letter of Credit for the account of each Eligible Subsidiary is subject to the receipt by the Administrative Agent of the following documents and subject to the satisfaction of the conditions set forth in clauses (b) and (c) below:

(i)    an opinion of counsel for such Eligible Subsidiary (which may include internal counsel for such Eligible Subsidiary) (covering customary legal matters for an unsecured bank loan financing);

(ii)    receipt by the Administrative Agent of: (i) copies of such Eligible Subsidiary’s charter (or equivalent formation document) and by-laws (or equivalent organizational document), and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or analogous Person with respect to such Eligible Subsidiary), (ii) copies of the resolutions or similar authorizing documentation of the governing body of such Eligible Subsidiary authorizing such Eligible Subsidiary to enter into and perform its obligations under the Loan Documents, certified by its Secretary or Assistant Secretary (or analogous Person with respect to such Eligible Subsidiary), (iii) a good standing certificate (or the equivalent thereof, if any, in any foreign jurisdiction) from the jurisdiction of formation of such Eligible Subsidiary and (iv) a customary certificate of the Secretary or Assistant Secretary of such Eligible Subsidiary (or analogous Person with respect to such Eligible Subsidiary) certifying the names and true signatures of such Eligible Subsidiary’s authorized persons, officers and employees authorized to sign this Agreement and the other documents to be delivered by such Eligible Subsidiary hereunder; and

(iii)    In the event such Eligible Subsidiary is organized under the laws of Luxembourg, (i) an excerpt (extrait) issued by the Luxembourg Trade and Companies Register dated no earlier than one (1) Domestic Business Day prior to the date of its designation and (ii) a non-registration certificate (certificat de non-inscription d’une décision judiciaire) issued by the Luxembourg Trade and Companies Register regarding the absence of judicial proceedings dated no earlier than one (1) Domestic Business Day prior to the date of its designation.

(b)    Following the giving of any Election to Participate, if the designation of such Eligible Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Principal Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation (including, to the extent such Eligible Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification) and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(c)    Any extension of credit to an Eligible Subsidiary which is not organized under the laws of the United States or any political subdivision thereof shall not contravene any law or regulation applicable to the Lender extending such credit.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

The Principal Borrower represents and warrants on the Closing Date and on each date thereafter as required by Section 3.02 that:

Section 4.01    Legal Existence and Power. Each of the Loan Parties is an entity duly organized, validly existing and (to the extent the concept exists under the laws of that jurisdiction) in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to have such power or possess such licenses, authorizations, consents and approvals would not have a Material Adverse Effect.

Section 4.02    Legal and Governmental Authorization; No Contravention. The execution, delivery and performance by each of the Loan Parties of this Agreement and its Notes are within the Loan Parties’ legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any Governmental Authority and do not materially contravene, or constitute a material default under, any provision of applicable law or regulation or of the organizational documents, by-laws or articles of association of any of the Loan Parties or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Loan Parties or result in the creation or imposition of any Lien on any asset of the Loan Parties or any of its Consolidated Subsidiaries (other than under any Loan Document).

Section 4.03    Binding Effect. This Agreement constitutes a valid and binding agreement of the Loan Parties, and each Note, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case subject to applicable bankruptcy, insolvency, receivership, examinership, moratorium, reorganization and other similar laws of general application affecting creditors’ rights, by any mandatory applicable provisions of Luxembourg law of general application and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.04    Financial Information.

(a)    The audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Parent and its Consolidated Subsidiaries for the fiscal year ended September 30, 2019, a copy of which has been delivered to the Administrative Agent, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Parent and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)    Since September 30, 2019 there has been no material adverse change in the business, financial position or results of operations of the Combined Companies, considered as a whole.

Section 4.05    Litigation. Except as set forth in the Parent’s reports on Form 8-K, Form 10-K and Form 10-Q filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, there is no action, suit or proceeding pending against, or to the knowledge of the Loan Parties threatened in writing against, the Parent or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Parent and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

Section 4.06    Compliance with ERISA. Except to the extent the following could not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except to the extent the following could not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, in each case, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07    Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is or has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.08    Not an Investment Company. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.09    Full Disclosure. All information heretofore furnished in writing by the Loan Parties to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or the Transactions is, and all such information hereafter furnished in writing by the Loan Parties to the Administrative Agent or any Lender pursuant to the terms of, or in connection with, this Agreement (including, for the avoidance of doubt, any Pricing Certificate (to the knowledge of the Parent with respect to information contained in any Pricing Certificate that is prepared by any party other than the Parent or any of its Affiliates)) was, when taken as a whole, true and correct in all material respects as of the date such information was furnished to the Lenders or the Administrative Agent, as applicable (and as of the Closing Date, with respect to information provided prior thereto) or as of such date as otherwise stated therein and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto), it being understood that any projections and other forward looking information prepared by or on behalf of the Parent and that have been made available to any Lenders or the Administrative Agent in connection with this Agreement or the Transactions have been prepared in good faith based upon assumptions believed by the Parent to be reasonable as of the date thereof (it being understood that such projections and other forward looking information are as to future events and are not to be viewed as facts, such projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized) and as of the date such projections and information were furnished to the Lenders or the Administrative Agent (it being further understood and agreed that any representation made pursuant to this Section 4.09 in respect of information provided with respect to any entity or assets acquired or to be acquired by the Parent or any of its Subsidiaries, for all periods prior to the date of the consummation of such acquisition is being made to the knowledge of the Parent). As of the Closing Date, to the best knowledge of the Parent, the information included in the Beneficial Ownership Certifications provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 4.10    Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance in all material respects by the Parent, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. Neither the Parent nor any Subsidiary of the Parent or, to the knowledge of the Parent, any director, officer, agent, employee or Affiliate of the Parent or any of its Subsidiaries that, in the case of directors, officers, employees, agents or Affiliates, is acting or directly benefitting in any capacity in connection with the Loans, (i) is currently the subject of any Sanctions or (ii) is located, organized or residing in any Designated Jurisdiction in violation of Sanctions. Neither the

Parent nor any Subsidiary of the Parent will, directly or, to its knowledge, indirectly, use or lend, contribute, provide or otherwise make available the proceeds of any extension of credit made pursuant to the terms of this Agreement to any subsidiary, joint venture partner, or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) except to the extent permissible for a Person required to comply with Sanctions, to fund any activity or business in, of or with, any Designated Jurisdiction or to fund any activity or business of or with any Person who, at the time of such funding, is the subject of Sanctions, or (c) in a manner that will, to the knowledge of the Parent, result in any violation by the Parent or any Subsidiary of the Parent or such Subsidiary of Sanctions, to the extent such violation in this clause (c) is reasonably expected to have a Material Adverse Effect. The foregoing representations in this Section 4.10 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

Section 4.11    Domiciliation; Centre of Main Interests. In the case of an Eligible Subsidiary organized under the laws of Luxembourg, (i) it complies in all material respects with all legal requirements of the Luxembourg law of 31 May 1999, as amended, regarding the domiciliation of companies and (ii) its head office (administration centrale) and its place of effective management (siège de direction effective) are located at the place of its registered office (siège statutaire) in Luxembourg and, for the purposes of the Insolvency Regulation, its centre of main interests (centre des intérêts principaux) is located at the place of its registered office (siège statutaire) in Luxembourg.

Section 4.12    Taxes and Qualifying Lenders. On the date of this Agreement, the Loan Parties are not required to make any deduction for or on account of any Tax from any payment it may make under this Agreement to a Lender which is a Qualifying Lender.

ARTICLE 5.

COVENANTS

The Parent agrees, from and after the Closing Date, that, so long as any Lender has any Commitment hereunder or any principal, interest or fees payable hereunder remain unpaid:

Section 5.01    Information. The Parent will deliver to the Administrative Agent for further distribution to each of the Lenders:

(a)    as soon as available and in any event within 95 days after the end of each fiscal year of the Parent, a consolidated statement of financial position of the Parent and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flow and shareholders’ or members’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all set forth in accordance with generally accepted accounting principles and reported on in a manner acceptable to the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b)    as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Parent, a consolidated statement of financial position of the Parent and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, cash flow and shareholders’ or members’ equity for such quarter and for the portion of the Parent’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Parent’s previous fiscal year, all certified (subject to normal year-end audit adjustments and the absence of footnotes) as to fairness of presentation in all material respects, generally accepted accounting principles and consistency (except as otherwise indicated therein) by the chief financial officer or the chief accounting officer of the Parent;

(c)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Parent (i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto and (ii) setting forth in reasonable detail the calculations required to establish whether the Loan Parties were in compliance with the requirements of Section 5.07 on the date of such financial statements;

(d)    as soon as practicable under the circumstances, after any executive officer of the Parent obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Parent setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto;

(e)    promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

(f)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Parent shall have filed with the Securities and Exchange Commission;

(g)    as soon as available and in any event within 90 days following the end of each calendar year (commencing with the calendar year ending December 31, 2019; provided that it is understood and agreed that the Pricing Certificate for the calendar year ending December 31, 2019 may be delivered within 120 days following the end of such calendar year), a Pricing Certificate for such calendar year; provided, however, that for any calendar year the Parent may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default under this Agreement (but such failure to so deliver a Pricing Certificate by the end of such 90-day (or 120-day, as applicable) period shall result in the Sustainability Fee Adjustment and the Sustainability Margin Adjustment being applied as set forth in the Pricing Schedule in respect of situations where the Pricing Certificate is not so delivered by the end of such period until such Pricing Certificate is delivered);

(h)    if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose any material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any material payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or

Benefit Arrangement, in each case, which, alone or together with any other such events set forth in the foregoing clauses (i) through (vii) which have occurred, could reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take with respect to such occurrence;

(i)    from time to time such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(j)    promptly after the occurrence thereof, notice to the applicable Lender of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(k)    from time to time such additional information regarding the financial position or business of the Parent and its Consolidated Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request (it being understood and agreed that neither the Parent nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (1) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on the Parent or its Subsidiaries, (2) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (3) constitutes non-financial trade secrets or non-financial proprietary information).

Information required to be delivered pursuant to subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which (x) such information has been posted on the Internet by the Securities and Exchange Commission at https://www.sec.gov/edgar/searchedgar/webusers.htm (or any successor website) or (y) the Principal Borrower provides notice to the Administrative Agent that such information has been posted on the Principal Borrower’s website on the Internet at www.johnsoncontrols.com or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to subsection 5.01(c). Notwithstanding the above, if any report, certificate or other information required under this Section 5.01 is due on a day that is not a Domestic Business Day, then such report, certificate or other information shall be required to be delivered on the first day after such day that is a Domestic Business Day.

Section 5.02    Payment of Taxes. The Parent will pay and discharge, and will cause each of its Consolidated Subsidiaries to pay and discharge, by when such become due, all income and other taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except (i) where the same may be contested in good faith by appropriate action and/or (ii) if the failure to pay or discharge could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and will maintain, and will cause each of its Consolidated Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Section 5.03    Maintenance of Property; Insurance.

(a)    The Parent will, to the best of its ability, keep, and will cause each of its Consolidated Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    The Parent will, and will cause each of its Consolidated Subsidiaries to, maintain (either in the name of the Parent or in such Consolidated Subsidiary’s own name) insurance on all their respective properties in at least such amounts, and with such reasonable amounts of self-insurance, and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business, except, in all of the foregoing cases, where the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect; and will furnish to the Administrative Agent upon its request therefor information presented in reasonable detail as to the insurance so carried.

Section 5.04    Conduct of Business and Maintenance of Existence. (a) The Parent will preserve, renew and keep in full force and effect, and will cause each of its Significant Subsidiaries to preserve, renew and keep in full force and effect, their respective legal existence; provided that nothing in this Section 5.04(a) shall prohibit (i) any transaction expressly permitted by Section 5.09 or (ii) the termination of the legal existence of any Significant Subsidiary if the Parent in good faith determines that such termination (x) is in the best interest of the Parent and (y) is not materially disadvantageous to the Lenders.

(b)    The Parent will preserve, renew and keep in full force and effect, and will cause each of its Consolidated Subsidiaries to preserve, renew and keep in full force and effect their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.05    Compliance with Laws. The Parent will comply, and cause each of its Consolidated Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate action and except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Parent will implement and maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance in all material respects by the Parent, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.06    Inspection of Property, Books and Records. The Parent will keep, and will cause each of its Consolidated Subsidiaries to keep, proper books of record and account in which full, true and correct in all material respects entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Consolidated Subsidiaries to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants in the presence of such officers, all at such reasonable times and as often as may reasonably be desired; provided that (i) unless an Event of Default has occurred and is continuing, the Parent and its Consolidated Subsidiaries, taken as a whole, shall only be required to reimburse the Administrative Agent and each Lender in the aggregate for the expenses incurred by the Administrative Agent and each Lender for one such visit and inspection by the Administrative Agent and each Lender in any calendar year and (ii) it is understood and agreed that neither the Parent nor any of its Consolidated Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (1) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on the Parent or its Subsidiaries, (2) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (3) constitutes non-financial trade secrets or non-financial proprietary information.

Section 5.07    Minimum Consolidated Shareholders’ Equity. Consolidated Shareholders’ Equity will not be less than $3,500,000,000 as of the end of any fiscal quarter of the Parent.

Section 5.08    Negative Pledge. Neither the Parent nor any Significant Subsidiary of the Parent will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)    Liens existing on the date of this Agreement securing Debt outstanding or committed for on the date of this Agreement and, to the extent securing Debt in an aggregate principal amount in excess of $10,000,000, set forth on Schedule 5.08;

(b)    any Lien existing on any asset of any entity at the time such entity becomes a Consolidated Subsidiary and not created in contemplation of such event;

(c)    any Lien on any asset securing Debt incurred or assumed for the purpose of financing an amount not to exceed all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 270 days after (i) the acquisition of such asset or (ii) the later of (x) the completion of such construction of such asset and (y) the date of commencement of the commercial operation of the asset constructed, as applicable;

(d)    any Lien on any asset of any entity existing at the time such entity is merged or consolidated with or into the Parent or a Consolidated Subsidiary and not created in contemplation of such event;

(e)    any Lien existing on any asset prior to the acquisition thereof by the Parent or a Consolidated Subsidiary of the Parent and not created in contemplation of such acquisition;

(f)    any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.08, to the extent that the outstanding principal amount thereof is not increased (except as grossed-up for the customary fees and expenses incurred in connection with such refinancing, extension, renewal or refunding and except as a result of the capitalization or accretion of interest) and is not secured by any additional assets (it being understood that a Lien covering all assets of a particular type, such as “all inventory”, may cover additional assets of the relevant type);

(g)    Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) in the case of judgment, attachment or other similar Liens in connection with legal proceedings, do not secure any obligation in an amount exceeding $300,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(h)    Liens on proceeds of any assets permitted to be subject to any Lien permitted by this Section 5.08;

(i)    Liens arising in connection with the defeasance, discharge and/or redemption of Debt as contemplated by the definition of Debt;

(j)    Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(k)    options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments not prohibited by this Agreement, and Liens on equity interests of joint ventures securing obligations of such joint ventures;

(l)    Liens on accounts receivable and related assets in connection with receivables financing facilities in an aggregate principal amount at any time outstanding not to exceed $1,000,000,000;

(m)    Liens on assets of Foreign Subsidiaries of the Parent securing obligations in an aggregate principal amount at any time outstanding not to exceed $1,000,000,000; and

(n)    Liens not otherwise permitted by the foregoing clauses of this Section 5.08 securing Debt or other obligations in an aggregate principal amount at any time outstanding not to exceed on the date of incurrence thereof the greater of (i) $2,000,000,000 and (ii) 10% of Consolidated Shareholders’ Equity.

For purposes of determining compliance with this Section 5.08, no Default shall be deemed to have occurred solely as a result of changes in exchange rates for an obligation denominated in a currency other than Dollars (provided that calculations made for a subsequent obligation incurred shall take into account such changes in exchange rates) occurring after the time any Lien is created or assumed.

Section 5.09    Consolidation, Mergers and Sales of Assets. No Loan Party shall (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer (excluding, for the avoidance of doubt, the creation of any Lien permitted under Section 5.08), directly or indirectly, all or substantially all of the assets of the Parent and its Consolidated Subsidiaries, taken as a whole, to any other Person; provided that (A) a Loan Party may consolidate or merge with another Person (other than a Loan Party) if such Loan Party is the entity surviving such consolidation or merger and if, immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, (B) any Loan Party may consolidate or merge with any other Loan Party if immediately after giving effect to such consolidation or merger, no Default shall have occurred and be continuing; provided that, in any such consolidation or merger to which the Principal Borrower is a party, if the Principal Borrower is not the Person surviving such merger, such surviving Person (1) is a corporation or other legal entity organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development and (2) shall have assumed all obligations of the Principal Borrower under this Agreement and any Note pursuant to an instrument reasonably satisfactory in form and substance to the Administrative Agent, (C) any Eligible Subsidiary may consolidate or merge with any other Eligible Subsidiary, so long as an Eligible Subsidiary is the Person surviving such consolidation or merger, (D) the Parent may consummate a Holding Company Reorganization so long as after giving effect thereto, (v) no Default shall have occurred and be continuing, (w) the Holding Company shall have assumed, pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent, the obligations of the Parent under this Agreement, (x) the Administrative Agent shall have received an opinion of counsel with respect to the Holding Company (which, in the case of certain customary matters pertaining to the Holding Company, may include internal counsel for the Holding Company) (covering customary legal matters for an unsecured bank loan financing) and such other evidence of compliance herewith as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent and (y) the Parent shall have provided the Administrative Agent and the Lenders 30 days prior notice of the Holding Company Reorganization, and the Holding Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other information relating to such Holding Company that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act and, if the Holding Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, (E) any Loan Party (other than the Parent) may sell, lease or otherwise transfer its assets to the Parent or to a Consolidated Subsidiary and (F) the Parent or any Consolidated Subsidiary may create any Lien permitted under Section 5.08.

Section 5.10    Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrowers for general business purposes (including, without limitation, share buybacks in respect of the Parent’s equity interests in accordance with applicable law). None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” (within the meaning of Regulation U) in violation of Regulation U. None of the Credit Parties will request any Borrowing or Letter of Credit, and none of the Credit Parties shall use, and each of the Credit Parties shall procure that none of its Subsidiaries nor its or their respective directors, officers, employees and agents shall use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent such activities, business or transaction would violate Sanctions if conducted by a company organized in the United States or by a company organized in a European Union member state, the United Kingdom or Canada, or (C) in any other manner that would result in liability to any Lender, the Administrative Agent or any Issuing Lender under any applicable Sanctions or the violation of any Sanctions by any Lender, the Administrative Agent or any Issuing Lender. The foregoing clauses (B) and (C) of this Section 5.10 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

ARTICLE 6.

DEFAULTS

Section 6.01    Events of Default. If, on or after the Closing Date, one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a)    any principal of any Loan or any Reimbursement Obligation shall not be paid when due, or any interest, any fees or any other amount payable hereunder, shall not be paid within five Domestic Business Days of the due date therefor;

(b)    any Loan Party shall fail to observe or perform any covenant contained in Sections 5.01(d), 5.04(a) (with respect to the Parent’s existence) or 5.07 to 5.10, inclusive;

(c)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above and other than Section 5.01(g)) for 30 days after written notice thereof has been given to the Principal Borrower by the Administrative Agent at the request of any Lender;

(d)    the guaranty provided by the Parent under Section 10.01 of this Agreement shall cease to be in full force and effect (other than, for the avoidance of doubt, in accordance with the terms of this Agreement);

(e)    any representation, warranty, certification or statement made by any Loan Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(f)    any Loan Party or any Consolidated Subsidiary shall fail to make any payment of principal or premium or interest in respect of any Material Debt when due or within any applicable grace period;

(g)    any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (any applicable grace or cure period having expired) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; provided that none of the following shall give rise to a Default: (i) the obligation of any Loan Party or any Subsidiary thereof to prepay or repurchase, or offer to prepay or repurchase, Debt of an acquired Person pursuant to change-of-control provisions in the documentation governing such Debt, (ii) any Default under Debt of an acquired Person that is cured, or which Debt is repaid, within 60 days after the consummation of the acquisition of such Person; (iii) secured Debt that becomes due as a result of the voluntary transfer of assets securing such Debt or a casualty or similar event; (iv) prepayments of Debt which are mandatory under the terms of the documentation governing such Debt by reason of the receipt of net cash proceeds of other Debt, of dispositions (including, without limitation, as the result of casualty events and governmental takings) or of equity issuances or by reason of excess cash flow; (v) prepayments required by the terms of Debt as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements and (vi) any voluntary prepayment, redemption or other satisfaction of Debt that becomes mandatory in accordance with the terms of such Debt solely as the result of the Parent or any Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction;

(h)    the Parent or any Significant Subsidiary of the Parent shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief (including, in the case of any Luxembourg Borrower, any Luxembourg Relief) with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any legal action to authorize any of the foregoing;

(i)    an involuntary case or other proceeding shall be commenced against the Parent or any Significant Subsidiary of the Parent seeking liquidation, reorganization or other relief (including, in the case of any Luxembourg Borrower, any Luxembourg Relief) with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party or any Significant Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect;

(j)    any member of the ERISA Group shall fail to pay when due an amount which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans, and in each of the foregoing cases, such event or condition could reasonably be expected to have a Material Adverse Effect;

(k)    a judgment or order for the payment of money in excess of $300,000,000 shall be rendered against any Loan Party or any Significant Subsidiary of a Loan Party and such judgment or order shall continue unsatisfied and unstayed for the shorter of (x) a period of 30 days and (y) the period during which a request or proceeding for stay of enforcement of such judgment or order is permitted under the rules of the relevant jurisdiction; provided, however, that any such judgment shall not be included in the calculation under this clause (k) if and for so long as (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment; or

(l)    (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding ordinary shares of the Parent; (ii) during any period of 18 consecutive calendar months (commencing with the Closing Date for the first such period until 18 calendar months has elapsed since the Closing Date), individuals who were directors of the Parent on the first day of such period (together with any new directors whose election by the Parent’s board of directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved) shall cease to constitute at least a majority of the board of directors of the Parent; or (iii) the Parent shall cease to own, directly or indirectly and legally and beneficially, 100% of the voting interests of any other Borrower’s outstanding shares of common stock (or the equivalent); provided that (I) notwithstanding the foregoing, a transaction will not be deemed to constitute an Event of Default under clause (i) above if (A) the Parent becomes a direct or indirect wholly-owned Subsidiary of a Holding Company pursuant to a Holding Company Reorganization and (B)(1) the direct or indirect holders of the voting interests of the outstanding shares of common stock (or the equivalent) of such Holding Company immediately following that transaction are substantially the same as the holders of the voting interests of the Parent’s outstanding ordinary shares immediately prior to that transaction or (2) immediately following that transaction no person or group of persons (defined as provided in clause (i) above) (other than a Holding Company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 40% of the voting interests of the outstanding shares of common stock (or the equivalent) of such Holding Company and (II) if a Holding Company Reorganization shall have occurred, clause (ii) above shall apply as if the Parent prior thereto and the Parent subsequent thereto were the same Person;

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Principal Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% in aggregate principal amount of the Loans, by notice to the Principal Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice (except as set forth herein) of any kind, all of which are hereby waived by each Borrower; provided that in the case of any of the Events of Default specified in Section 6.01(h) or 6.01(i) above with respect to the Parent, without any notice to any Loan Party or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

Section 6.02    Notice of Default. The Administrative Agent shall give notice to the Principal Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03    Cash Cover. Each Borrower agrees, in addition to the provisions in Section 6.01, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Required Lenders or any Issuing Lender having an outstanding Letter of Credit, Cash Collateralize all Letters of Credit for such Borrower’s account outstanding at such time (or, in the case of a request by an Issuing Lender, such Letters of Credit issued by it), provided that, upon the occurrence of any Event of Default specified in Section 6.01(h) or (i) above with respect to any such Borrower, such Borrower shall Cash Collateralize all outstanding Letters of Credit for its account forthwith without any notice or demand or any other act by the Administrative Agent, any Issuing Lender or any Lender.

ARTICLE 7.

THE ADMINISTRATIVE AGENT

Section 7.01    Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02    Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A., shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Consolidated Subsidiary or affiliate of any Loan Party as if it were not the Administrative Agent.

Section 7.03    Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04    Consultation with Experts. The Administrative Agent shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of legal counsel (who may be counsel for any Loan Party), independent public accountants and other experts selected by it.

Section 7.05    Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Loan Party; (iii) the satisfaction of any condition specified in Article 3 except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes, the Letters of Credit or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.06    Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify the Administrative Agent and each Issuing Lender, their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Loan Parties) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as found by a final, non-appealable judgment of a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Agreement or any Letter of Credit or any action taken or omitted by such indemnitees hereunder or thereunder.

Section 7.07    Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08    Successor Administrative Agent.

(a)    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 7.08, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Principal Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Principal Borrower so long as no Event of Default exists under clauses (a), (h) or (i) of Section 6.01, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Principal Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Principal Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article and Section 11.03 shall inure to the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Principal Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 11.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.09    Administrative Agent’s Fee. The Principal Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Principal Borrower and the Administrative Agent.

Section 7.10    Other Agents. Nothing in the Loan Documents shall impose on any Agent other than the Administrative Agent, in its capacity as an Agent, any obligation or liability whatsoever.

Section 7.11    Posting of Communications.

(a)    The Principal Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent reasonably and in good faith to be its electronic transmission system and used by it for such purpose with respect to its credit facilities generally (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Lenders and the Principal Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Lenders and the Principal Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution, other than risks arising from the gross negligence, bad faith or willful misconduct of any of the foregoing parties (as determined by a court of competent jurisdiction by a final and nonappealable judgment).

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED

ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT, THE SUSTAINABILITY STRUCTURING AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, OTHER THAN DIRECT ACTUAL DAMAGES ARISING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT).

(d)    Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, each of the Issuing Lenders and the Principal Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 7.12    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Principal Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arrangers, the Syndication Agent, the Documentation Agents or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Principal Borrower or any other Loan Party, that none of the Administrative Agent, or the Lead Arrangers, the Syndication Agent, the Documentation Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)    The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 7.13    Sustainability Matters. It is hereby understood and agreed that neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Parent of any Sustainability Fee Adjustment or any Sustainability Margin Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

ARTICLE 8.

CHANGE IN CIRCUMSTANCES

Section 8.01    Basis for Determining Interest Rate Inadequate or Unfair.

(a)    If on or prior to the first day of any Interest Period for any Euro-Currency Loan:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time, or

(ii)    the Administrative Agent is advised by the Required Lenders that the LIBO Rate applicable to Euro-Currency Borrowings in the relevant currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the Administrative Agent shall forthwith give notice (in reasonable detail) thereof to the Principal Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Principal Borrower that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after becoming aware thereof), (i) the obligations of the Lenders to make Euro-Currency Loans in the relevant currency, or to continue or convert outstanding Loans as or into Euro-Currency Loans in the relevant currency, shall be suspended and (ii) each outstanding Euro-Currency Loan in the relevant currency shall be prepaid (or, in the case of a Euro-Dollar Loan, converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Euro-Currency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in an equal Dollar Amount.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Principal Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Domestic Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Principal Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)    The Administrative Agent will promptly notify the Principal Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 8.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent demonstrable error and may be made in its or their sole reasonable good faith discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 8.01.

(e)    Upon the Principal Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Principal Borrower may revoke any request for a Euro-Currency Loan or conversion to or continuation of any Euro-Currency Loan, (ii) the obligations of the Lenders to make Euro-Currency Loans in the relevant currency, or to continue or convert outstanding Loans as or into Euro-Currency Loans in the relevant currency, shall be suspended and (iii) each outstanding Euro-Currency Loan in the relevant currency shall be prepaid (or, in the case of a Euro-Dollar Loan, converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto.

Section 8.02    Illegality. If a Change in Law shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Currency Loans to any Borrower in any currency and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Principal Borrower, whereupon until such Lender notifies the Principal Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which notice such Lender shall give promptly after such circumstances cease to exist), the obligation of such Lender to make Euro-Currency Loans to a Borrower in such currency shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Lender shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender. If such notice is given, each affected Euro-Currency Loan of such Lender then outstanding shall be converted to a Base Rate Loan (in the case of an Alternative Currency Loan, in a principal amount equal to the Dollar Amount thereof on the date of conversion) either (a) on the last day of the then current Interest Period applicable to such Euro-Currency Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day.

Section 8.03    Increased Cost and Reduced Return.

(a)    If a Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Currency Loan any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.14), special deposit, liquidity, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Currency Loans (other than with respect to taxes), its Note(s) or its obligation to make Euro-Currency Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note(s) with respect thereto, by an amount deemed by such Lender to be material, then, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Principal Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)    If any Lender shall have determined that a Change in Law (other than with respect to taxes) has or would have the effect of reducing the rate of return on capital of such Lender (or its Lender Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Lender Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Principal Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Lender Parent) for such reduction.

(c)    If after the date of this Agreement, a Change in Law shall subject any Lender to any taxes (including any interest, additions to tax or penalties applicable) (other than Taxes imposed on or with respect to any payment made by a Loan Party hereunder or under any Notes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Principal Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(d)    Each Lender will promptly notify the Principal Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, and/or any Change in Law which will entitle such Lender to compensation pursuant to this Section 8.03 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder and the calculation of such amount or amounts in reasonable detail shall be delivered to the Principal Borrower contemporaneously with any demand for payment hereunder and shall be conclusive in the absence of clearly demonstrable error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(e)    Failure or delay on the part of any Lender or an Issuing Lender to demand compensation pursuant to this Section 8.03 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, as the case may be; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section 8.03 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor and of the amount of such compensation; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)    No Lender or Issuing Lender, as applicable, shall demand compensation pursuant to this Section 8.03 unless such Lender or Issuing Lender, as applicable, certifies in writing to the Principal Borrower that it is making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender or Issuing Lender, as applicable, is a party.

(g)    This Section 8.03 (i) shall not entitle any Lender to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Taxes for which any Borrower is required to provide indemnification under Section 8.04 or (B) Other Taxes, or (C) Taxes covered by Section 8.04(n), it being understood that such Taxes and Other Taxes shall be governed by Section 8.04, and (iii) shall not relieve any Lender of any obligation pursuant to Section 8.04.

Section 8.04    Taxes.

(a)    Except as required by applicable law, any and all payments by any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities (including any interest, additions to tax or penalties applicable) with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, and franchise, branch profits or similar taxes, in each case, (x) imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof or (y) that are Other Connection Taxes, (ii) in the case of each Lender, taxes imposed on or measured by its net income, and franchise, branch profits or similar taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) any withholding taxes imposed under FATCA, (iv) any withholding tax on payments of interest made or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of a Luxembourg resident individual in accordance with the Luxembourg law of December 23, 2005 and (v) any Luxembourg registration duties (droits d’enregistrement) payable in the case of a voluntary registration of any Loan Documents by the Lenders with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg, when such registration is not required to enforce their rights under the Loan Documents (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities (including any interest, additions or tax or penalties applicable) being hereinafter referred to as “Taxes”, and all such excluded taxes being hereinafter referred to as “Excluded Taxes”). If a Loan Party or the Administrative Agent (the “Withholding Agent”) shall be required by law to deduct any Taxes or Excluded Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) if such deduction or withholding is made with respect to Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, in no event will a payment be increased under this clause (i) by reason of a deduction on account of Taxes imposed by Luxembourg on payments by or on behalf of a Borrower organized or incorporated in Luxembourg, if on the date on which the payment falls due a deduction is required under the Luxembourg law of 23 December 2005, as amended, (ii) such Withholding Agent shall make such deductions, (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the Withholding Agent is a Loan Party, such Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof, or other evidence reasonably acceptable to the Administrative Agent.

(b)    In addition, the Loan Parties agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note, except any Luxembourg registration duties (droits d’enregistrement) and/or stamp duties (droits de timbre) payable in the case of voluntary registration, submission or filing of any document with respect to this Agreement or any Note with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg, which shall mean that such registration, submission or filing is (i) not mandatory or (ii) not required to maintain, defend or preserve the rights of a party under any document with respect to this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c)    The Loan Parties agree to, jointly and severally, indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid or payable by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, the Loan Parties shall not be obligated to indemnify any party hereunder pursuant to this Section for penalties, interest or similar liabilities arising therefrom or with respect thereto to the extent such penalties, interest or similar liabilities are attributable to the gross negligence or willful misconduct by such party. In addition, the Loan Parties agree to indemnify the Administrative Agent and each Lender for all Excluded Taxes and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case to the extent that such Excluded Taxes result from any payment or indemnification pursuant to this Section 8.04(c) for Taxes or Other Taxes imposed by any jurisdiction other than the United States, Ireland or Luxembourg. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes demand therefor in reasonable detail.

(d)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Principal Borrower and the Administrative Agent, at the time or times reasonably requested by the Principal Borrower or the Administrative Agent, such properly completed and executed documentation or information reasonably requested by the Principal Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, or evidence of an entitlement to exemption from or reduction of withholding tax (provided that, a Participant shall also comply with this paragraph as if it were a Lender to the extent such compliance is required by law for reduced withholding or exemption from withholding). In addition, any Lender, if requested by the Principal Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Principal Borrower or the Administrative Agent, or information reasonably requested by the Principal Borrower or the Administrative Agent, as will enable the Principal Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 8.04(e), (f), (g) and (h) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)    Without limiting the foregoing, at the times indicated herein, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Principal Borrower and the Administrative Agent with executed copies of Internal Revenue Service form W-8BEN, W-8BEN-E, W-8IMY (accompanied by a form W-8ECI, W-8BEN, W-8BEN-E, W-9 and other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service. Such forms shall certify that such Lender is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income taxes or (ii) subject to a reduced rate of United States federal withholding tax, unless, in each case of clause (i) and (ii) of this Section 8.04(e), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender advises the Principal Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of such taxes. Such forms shall be provided (x) on or prior to the date of the Lender’s execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Lender. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, United States withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 8.04(a), unless the assignor of such Lender was entitled, at the time of such assignment, to receive additional amounts from a Borrower with respect to such withholding taxes pursuant to Section 8.04(a). In addition, to the extent that for reasons other than a change of treaty, law or regulation any Lender becomes subject to an increased rate of United States interest withholding tax while it is a party to this Agreement, United States withholding tax at such increased rate shall be considered excluded from “Taxes” as defined in Section 8.04(a).

(f)    Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Principal Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Principal Borrower or the Administrative Agent), executed copies of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax.

(g)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Principal Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Principal Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Principal Borrower or the Administrative Agent as may be necessary for the Principal Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 8.04(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(h)    Each Lender agrees that if any form, information or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form, information or certification or promptly notify the Principal Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)    For any period with respect to which a Lender has failed to provide the Principal Borrower with the appropriate form or information in accordance with Section 8.04 (unless such failure is excused by the terms of this Section 8.04), such Lender shall not be entitled to indemnification under this Section 8.04 with respect to Taxes imposed as a result of such Lender’s failure to provide such form or information; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form or information required hereunder, the Principal Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(j)    Each Lender shall severally indemnify the Administrative Agent for any Taxes and Excluded Taxes (but only to the extent that the Principal Borrower has not already indemnified the Administrative Agent for such Taxes and Excluded Taxes and without limiting the obligation, if any, of the Principal Borrower to do so), in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (j). This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(k)    Each party’s obligations under this Section 8.04 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(l)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes, Excluded Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Taxes, Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (l), in no event will the Administrative Agent or Lender be required to pay any amount to the Loan Parties pursuant to this paragraph (l) the payment of which would place the Administrative Agent or Lender in a less favorable net after-tax position than such party would have been in if the Tax or Excluded Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Excluded Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Principal Borrower or any other Person.

(m)    A payment shall not be increased under Section 8.04(a) above by reason of a deduction or withholding of any Tax imposed by Ireland from any such payment, where on the date on which the payment falls due the payment could have been made to the relevant Lender or Participant, as the case may be, without any such deduction or withholding if the Lender or Participant, as the case may be, had been a Qualifying Lender, but on that date that Lender or Participant, as the case may be, is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender or Participant, as the case may be, under this Agreement in (or in the interpretations, administration or application of) any law or published practice of published concession of any relevant taxing authority.

(n)    An indemnity payment shall not be payable under Section 8.04(c) above with respect to any Tax imposed by Ireland and assessed on a Lender or Participant, as the case may be, to the extent that Tax:

(i)    is compensated for by an increased payment under Section 8.04(a); or

(ii)    would have been compensated for by an increased payment under Section 8.04(a) but was not so compensated solely because of the exclusion in Section 8.04(m).

(o)    Each Lender, on or prior to the date it becomes a party hereto, shall inform the Principal Borrower and the Administrative Agent whether it is a Qualifying Lender by completing and providing to the Administrative Agent and the Principal Borrower a Qualifying Lender Confirmation. Each Lender party hereto as of the Closing Date hereby confirms to the Principal Borrower that such Lender is a Qualifying Lender, and the Principal Borrower hereby acknowledges and agrees that no such Lender shall be required to complete or provide such Qualifying Lender Confirmation. Each Lender shall upon reasonable written request from the Principal Borrower or Administrative Agent provide an updated Qualifying Lender Confirmation.

(p)    If the Lender fails to provide a Qualifying Lender Confirmation in accordance with Section 8.04(o) above, then that Lender shall be treated for the purposes of this Agreement (including by the Principal Borrower) as if it is not a Qualifying Lender until such time as it notifies the Principal Borrower which category applies. Each Lender, upon reasonable written request from the Principal Borrower from time to time shall, if applicable, provide such information as may be required to enable the Principal Borrower to comply with Sections 891A, 891E, 891F and 891G TCA (and any regulations made thereunder).

Section 8.05    Base Rate Loans Substituted for Affected Euro-Currency Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Currency Loans to any Borrower in any currency has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Currency Loans in any currency and the Principal Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Principal Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Currency Loans in such currency to such Borrower shall instead be Base Rate Loans (in the case of Alternative Currency Loans, in the same Dollar Amount as the Euro-Currency Loan that such Lender would otherwise have made in the Alternative Currency) on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans of the other Lenders. If such Lender notifies the Principal Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Currency Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Currency Loans of the other Lenders. If such Loan is converted into an Alternative Currency Loan, such Lender, the Administrative Agent and the Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Alternative Currency Loan) so that such Alternative Currency Loan shall be in the same amount as it would have been if the provisions of this Section had never applied thereto.

Section 8.06    Mitigation Obligations; Replacement of Lenders(a) . (a) If any Lender requests compensation (or provides notice of an intent to request compensation) under Section 8.03, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.04, or if any Lender invokes Section 3.03(c), then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.04, as the case may be, in the future or with respect to Section 3.03(c) would eliminate the contravention of law or regulation and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Principal Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender or its Participant requests compensation (or provides notice of an intent to request compensation) under Section 8.03, or if any Borrower is required to pay any additional amount to any Lender or its Participant or any Governmental Authority for the account of any Lender (or its Participant) pursuant to Section 8.04, or if any Lender becomes a Defaulting Lender or invokes Section 3.03(c) or 8.02, or if any Lender shall reject a requested additional Approved Jurisdiction or a requested additional Alternative Currency or refuse to consent to any waiver, amendment or other modification that would otherwise require such Lender’s consent but to which the Required Lenders have consented, or if the credit (or similar) rating of any Lender (or a Lender Parent thereof) by one or more of S&P, Moody’s, Fitch or any other nationally recognized statistical rating organization shall at any time be lower than BBB/Baa2/BBB (or the equivalent), or if, as to any Lender, such Lender or its Lender Parent thereof shall at any time have no credit (or similar) rating in effect by at least one such organization, or if any Lender or its Lender Parent has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), or if any Lender that is an Issuing Lender shall (A) resign in its capacity as such, (B) fail to promptly approve the assignment of a Commitment that the Administrative Agent has approved as contemplated by clause (i) of the proviso below or (C) fail to promptly approve a New Lender that the Administrative Agent has approved in the case of an increase in the Commitments as contemplated by Section 2.20, or if any Lender is a Disqualified Institution at the time it becomes a Lender or any Lender assigns or participates all or any portion of its Loans and/or Commitments to a Disqualified Institution in violation of Section 12.04, without the written consent of the Principal Borrower, then the Principal Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Principal Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Lenders), which consent shall not unreasonably be withheld, conditioned or delayed and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letter of Credit Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Principal Borrower or the relevant Borrower (in the case of all other amounts). Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Principal Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto. Notwithstanding any other provision of this Agreement to the contrary, if a Lender has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur) (each, a “Bail-In Lender”), then the Principal Borrower may terminate such Bail-In Lender’s Commitment hereunder, provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of such Commitment termination, (B) in the case of a Bail-In Lender, the Principal Borrower shall concurrently terminate the Commitment of each other Lender that is a Bail-In Lender at such time, (C) the Administrative Agent and the Required Lenders shall have consented to each such Commitment termination (such consents not to be unreasonably withheld, conditioned or delayed, but may include consideration of the adequacy of the liquidity of the Principal Borrower and its Subsidiaries) and (D) such Bail-In Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 8.06(b))).

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES OF ELIGIBLE SUBSIDIARIES

Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:

Section 9.01    Legal Existence and Power. It is duly organized, validly existing and (where the concept exists under the laws of that jurisdiction) in good standing under the laws of its jurisdiction of organization and is and will continue to be a Wholly-Owned Consolidated Subsidiary of Parent and of JCI.

Section 9.02    Legal and Governmental Authorization; No Contravention. The execution and delivery by it of its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes, are within its legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any Governmental Authority and do not materially contravene, or constitute a material default under, any provision of applicable law or regulation or of its organizational documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Principal Borrower or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Parent or any of its Consolidated Subsidiaries.

Section 9.03    Binding Effect. This Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and its Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of such Eligible Subsidiary.

Section 9.04    Taxes. There is no income, stamp or other tax of any country, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Eligible Subsidiary pursuant hereto or on its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or of its Notes, except:

(a)    as disclosed in such Election to Participate;

(b)    for a nominal registration duty or an ad valorem duty (of, for instance, 0.24% (zero point twenty four per cent.) of the amount of the payment obligation mentioned in the Loan Document which is registered, depending on the nature of the document to be registered, which is payable in Luxembourg upon the registration of the Loan Documents with the Administration de l’enregistrement, des domaines et de la TVA which is required where the Loan Documents are physically attached (annexé(s)) to a public deed or to any other document subject to mandatory registration; and

(c)    any deduction or withholding for or on account of tax imposed by Luxembourg on payments by or on behalf of a Borrower organized or incorporated in Luxembourg required under the Luxembourg law of 23 December 2005, as amended.

ARTICLE 10.

GUARANTY

Section 10.01    The Guaranty.

(a)    The Parent hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of, and interest and fees on, each Loan made to and each Reimbursement Obligation incurred by any Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by any Eligible Subsidiary under this Agreement. Upon failure by any Eligible Subsidiary to pay punctually any such amount, the Parent shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement. The guaranty in this Section 10.01(a) does not apply to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland.

Section 10.02    Guaranty Unconditional. The obligations of the Parent hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower under this Agreement or any Note, by operation of law or otherwise (except to the extent the foregoing expressly releases the Parent’s obligations under this Article 10);

(b)    any modification or amendment of or supplement to this Agreement or any Note (other than any modification, amendment or supplement of this Article 10 effected in accordance with Section 11.05);

(c)    any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower under this Agreement or any Note;

(d)    any change in the legal existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or its assets or any resulting release or discharge of any obligation of any Borrower contained in this Agreement or any Note;

(e)    the existence of any claim, set-off or other rights which the Parent may have at any time against any Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)    any invalidity or unenforceability relating to or against any Borrower for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of the principal of or interest on any Loan or any other amount payable by it under this Agreement; or

(g)    any other act or omission to act or delay of any kind by any Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Parent’s obligations hereunder (in each case other than payment in full of the obligations guaranteed hereunder).

Section 10.03    Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Parent’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable by the Borrowers under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the Parent’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.04    Waiver by the Parent. The Parent irrevocably waives acceptance hereof, presentment, demand (except as provided in Section 10.01), protest and any notice not provided for herein, as well as, solely for purposes of Article 10, any requirement that at any time any action be taken by any Person against any Borrower or any other Person. The Parent’s guaranty hereunder is a guaranty of payment and not merely of collection.

Section 10.05    Subrogation. Upon making any payment with respect to any Borrower hereunder, the Parent shall be subrogated to the rights of the payee against such Borrower with respect to such payment; provided that the Parent shall not enforce any payment by way of subrogation unless all principal and interest on the Loans to such Borrower and all other amounts payable by such Borrower under this Agreement have been paid in full in cash.

Section 10.06    Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by any Borrower under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Parent hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 10.07    Continuing Guaranty. The Parent’s guaranty hereunder is a continuing guaranty, shall be binding on the Parent and its successors and assigns, and shall be enforceable by the Lenders. If all or part of any Lender’s interest in any obligation guaranteed by the Parent is assigned or otherwise transferred in accordance with the terms of this Agreement, the transferor’s rights under the Parent’s guaranty, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

ARTICLE 11.

MISCELLANEOUS

Section 11.01    Notices.

(a)    All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Principal Borrower at its address or facsimile number set forth below, (b) in the case of the Administrative Agent, at its address or facsimile number set forth below, (c) in the case of an Eligible Subsidiary, at its address or facsimile number set forth in its Election to Participate, (d) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (e) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Principal Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.01 and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 11.01; provided that notices to the Administrative Agent or an Issuing Lender under Article 2 or Article 8 shall not be effective until received.

Principal Borrower’s Address:

Johnson Controls International plc

c/o Johnson Controls, Inc.

Attention: Marc Vandiepenbeeck, Vice President and Treasurer

5757 North Green Bay Avenue

Post Office Box 591

Milwaukee, WI 53209

Fax: (414) 524-2443

Email: Marc.Vandiepenbeeck@jci.com

Administrative Agent’s Address:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

OPS5 1st Floor

Newark, DE 19713

Attention: Kevin Campbell

Fax: 12012443577@tls.ldsprod.com

Email: kevin.c.campbell@chase.com

with a copy to:

JPMorgan Chase Bank, N.A.

8181 Communications Pkwy

Building B, Floor 6

Plano, TX 75024

Attention: Peter Predun

Email: peter.predun@jpmorgan.com

and in the case of a notification of the DQ List, to JPMDQ_Contact@jpmorgan.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Principal Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes in writing upon reasonable advance notice, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)    The Principal Borrower hereby irrevocably designates and appoints JCI as its authorized agent to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding in connection with this Agreement and the other Loan Documents and hereby consents to process being served upon JCI in any such suit, action or proceeding. The Principal Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to it. Nothing in this provision shall affect the right of the Administrative Agent or the Lenders to serve process in any other manner permitted by law or limit the right of the Administrative Agent or the Lenders to bring proceedings against the Principal Borrower in the courts of any jurisdiction or jurisdictions. Such designation and appointment shall be irrevocable until all obligations under the Loan Documents shall have been paid in full in accordance with the provisions hereof. If such agent shall cease so to act, the Principal Borrower covenants and agrees to designate irrevocably and appoint without delay another such agent reasonably satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

Section 11.02    No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03    Expenses; Indemnification.

(a)    The Principal Borrower shall reimburse (i) all reasonable, documented and invoiced out-of-pocket expenses of the Administrative Agent and each Lead Arranger (including due diligence expenses, syndication expenses, travel expenses and reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for the Administrative Agent and the Lead Arrangers (and if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction)) incurred in connection with the preparation of this Agreement and any related documentation or the administration, amendment, modification or waiver hereof or thereof and (ii) if an Event of Default occurs, all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and each Lender, including the fees and disbursements of one firm of counsel (and if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)    The Principal Borrower agrees to indemnify and hold harmless each Lender, each Issuing Lender, the Administrative Agent and each of their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities (including Environmental Liabilities) to which any such Indemnified Person may become subject arising out of or in connection with the Loan Documents, the use of the proceeds of Loans and Letters of Credit hereunder or any related transaction or any claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and regardless of whether brought by a third party or by the Parent or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that (i) the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (A) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person or any of its Related Persons, (B) to the extent resulting from any Proceeding that does not involve an act or omission of the Parent and its Consolidated Subsidiaries or any of their respective affiliates and that is brought by an Indemnified Person solely against another Indemnified Person, other than claims against any Lender or Lead Arranger or the Administrative Agent in its capacity in fulfilling its role as an agent or arranger under the Loan Documents, in each case as found by a final, non-appealable judgment of a court of competent jurisdiction or (C) to the extent resulting from a material breach by such Indemnified Person or any Related Person thereof (as determined by a final non-appealable judgment of a court of competent jurisdiction) of its obligations under the Loan Documents as found by a final, non-appealable judgment of a court of competent jurisdiction. No Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any Related Person thereof), it being understood that the use of electronic telecommunications or other information transmission systems will not itself constitute bad faith, gross negligence or willful misconduct. No Indemnified Person shall be liable for any special, indirect, consequential or punitive damages in connection with the Loan Documents. For purposes hereof, a “Related Person” of an Indemnified Person means (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Person, (b) the respective directors, officers or employees of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons; provided, that each reference to a controlled affiliate, controlling person, director, officer or employee in this sentence pertains to a controlled affiliate, controlling person, director, officer or employee involved in the negotiation of the Loan Documents. The Principal Borrower shall not be liable to the Administrative Agent, the Lead Arrangers or any Indemnified Person for any special, indirect, consequential or punitive damages in connection with the Loan Documents; provided that this sentence shall not limit the Principal Borrower’s indemnification obligations as set forth in this paragraph.

Section 11.04    Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 11.04 shall impair the right of any Lender or its affiliates to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness hereunder. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Loans and Letter of Credit Liabilities, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

Section 11.05    Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Principal Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent or any Issuing Lender are affected thereby, by it); provided that no such amendment or waiver shall:

(a)    (i) increase or extend the Commitment of any Lender without the written consent of such Lender (provided that an amendment, modification, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment pursuant to Section 2.16(c), Event of Default or Default shall not constitute an increase in the Commitment of any Lender), (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon (other than with respect to the default rate of interest included in the determination of the applicable interest rate under Section 2.06(a), 2.06(c) or 2.19(f)) or any fees hereunder, without the written consent of each Lender directly and adversely affected thereby, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for termination of any Commitment, without the written consent of each Lender directly and adversely affected thereby (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.16(c), in each case which shall only require the approval of the Required Lenders, and it being understood that an amendment, modification, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment pursuant to Section 2.16(c), Event of Default or Default shall not constitute a postponement of the scheduled date of expiration of the Commitment of any Lender), (iv) release the Parent from any obligation under Article 10, without the written consent of each Lender, (v) change Section 2.08(a) or Section 11.04 in a manner that would alter the ratable reduction of Commitments or pro rata sharing of payments required thereby, or change any provision requiring that funding of amounts by the Lenders be on a ratable basis, without the written consent of each Lender directly and adversely affected thereby, (vi) change the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Loans are included on the Closing Date), (vii) change any of the provisions of Section 2.21 without the consent of the Administrative Agent and the Issuing Lenders or (viii) change the payment waterfall provisions of Section 2.21(b) without the written consent of each Lender; provided that no consent of any Defaulting Lender shall be required pursuant to clause (v) or (vi) above as to any modification that does not adversely affect such Defaulting Lender in a non-ratable manner;

(b)    unless signed by all the Lenders, change the provisions of this Section 11.05; or

(c)    unless signed by an Eligible Subsidiary, (i) subject such Eligible Subsidiary to any additional obligation, (ii) increase the principal of or rate of interest on any outstanding Loan of such Eligible Subsidiary or (iii) accelerate the stated maturity of any outstanding Loan of such Eligible Subsidiary.

It is understood that the operation of Sections 2.01(c), 2.20 and 8.01 and the Pricing Schedule in accordance with their terms is not an amendment subject to this Section 11.05.

Notwithstanding any provision herein to the contrary, as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

Notwithstanding any provision herein to the contrary, technical and conforming modifications to the Loan Documents may be made with the consent of the Principal Borrower and the Administrative Agent (but without the consent of any Lender or Issuing Lender) to the extent necessary (x) to integrate any increased Commitments in a manner consistent with Section 2.20 and (y) to cure any ambiguity, omission, error, defect or inconsistency.

Section 11.06    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b)    Any Lender may at any time grant to one or more Persons (other than an Ineligible Institution) (each a “Participant”) participating interests in its Commitment and/or any or all of its Loans and Letter of Credit Liabilities. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to any Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers, the Issuing Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations hereunder. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision hereof; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (a) of Section 11.05 without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement and subject to Section 11.06(e) below, be entitled to the benefits of Section 2.14 and Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection 11.06(c), 11.06(d) or 11.06(f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection 11.06(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts

(and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version) or, if different, under Sections 871(h) or 881(c) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Lender that sells a participation pursuant to this Section shall obtain a Qualifying Lender Confirmation completed and signed by or on behalf of the Participant and shall obtain such information required under Sections 891A; provided that, notwithstanding anything to the contrary, such confirmation or information shall be shared with Borrowers only to the extent required by law for reduced withholding or exemption from withholding.

(c)    Any Lender may at any time assign to one or more Persons (other than an Ineligible Institution) (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Administrative Agent, each Issuing Lender and the Principal Borrower, such consents not to be unreasonably withheld or delayed; provided that (i) no consent of the Principal Borrower shall be required for (1) an assignment to a Lender or a Lender Affiliate (it being understood that the Principal Borrower shall nevertheless receive prompt notice, either prior to or promptly after such assignment, of any such assignment to a Lender or a Lender Affiliate) (provided further, notwithstanding the preceding clause (1), so long as no Event of Default under Section 6.01(a), (h) or (i) has occurred and is continuing, the consent of the Principal Borrower shall be required if, after giving effect to such assignment, the assignee, collectively with its affiliated Lenders and affiliated Lender Affiliates, would, as a result of such assignment, hold more than fifteen percent (15%) of the aggregate amounts of Loans and unused Commitments), or (2) an assignment to any assignee if an Event of Default under Section 6.01(a), (h) or (i) has occurred and is continuing and (ii) the Principal Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Domestic Business Days after having received notice thereof. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent clearly demonstrative error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank (or other central bank having jurisdiction over such Lender). No such assignment shall release the transferor Lender from its obligations hereunder.

(e)    No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Principal Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f)    Notwithstanding anything to the contrary contained in this Section 11.06, but subject to the terms and conditions set forth in this subsection (f), any Lender may from time to time, elect to designate a Conduit to provide all or any part of any Loan required to be made by such Lender pursuant to this Agreement or to acquire a participation interest in any Loans extended by such Lender hereunder (a “Conduit Designation”), provided the designation of a Conduit by any Lender for purposes of this Section 11.06(f) shall be subject to the approval of the Principal Borrower, which shall not be unreasonably withheld. No additional Note shall be required with regard to a Conduit Designation; provided, however, to the extent any Conduit shall advance funds under a Conduit Designation, the designating Lender shall be deemed to hold the Note in its possession as an administrative agent for such Conduit to the extent of the Loan funded by such Conduit. Notwithstanding any such Conduit Designation, (x) the designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement and (y) the Borrowers and the Administrative Agent may continue to deal solely and directly with the designating Lender as Administrative Agent for such designating Lender’s Conduit, in connection with all of such Conduit’s rights and obligations under this Agreement, unless and until the Principal Borrower and the Administrative Agent are notified that the designating Lender has been replaced as Administrative Agent for its Conduit; any payments for the benefit of any designating Lender and its Conduit shall be paid to such designating Lender for itself as Administrative Agent for its Conduit, as applicable; provided neither the Administrative Agent nor any Borrower shall be responsible for any designating Lender’s application of any such payments. In addition, any Conduit may (i) with notice to, but without the consent of the Principal Borrower and the Administrative Agent, and without paying any processing fee therefor, assign all or portions of its interest in any Loans to the Lender that designated such Conduit or to any financial institutions consented to by the Principal Borrower and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Conduit to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Conduit.

(g)    Each party to this Agreement hereby agrees that, at any time a Conduit Designation is in effect, it shall not institute against, or join any other person in instituting against, any Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note issued by such Conduit is paid. This Section 11.06(g) shall survive the termination of this Agreement.

(h)    Disqualified Institutions.

(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Principal Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from being a Lender or Participant and (y) the execution by the Principal Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Institution without the Principal Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Principal Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Principal Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Lender does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Administrative Agent shall have the right, and the Principal Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Principal Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

Section 11.07    Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 11.08    Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York. Each Loan Party and each Lender hereby submits, to the fullest extent permitted by applicable law, to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment arising out of or relating to any Loan Document or the transactions relating hereto or thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each Loan Party and each Lender irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 11.09    Counterparts; Integration; Severability. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Without limiting the generality of the foregoing, the Borrowers hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 11.10    Waiver of Jury Trial. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.11    Confidentiality.

(a)    Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential to the same extent as if they were parties hereto and the disclosing Administrative Agent, Issuing Lender or Lender shall be responsible for any breaches of the provisions of this Section 11.11(a)), (ii) to the extent requested by any central bank or the Federal Reserve or by any regulatory authority having jurisdiction over it or in connection with any pledge or assignment permitted under Section 11.06(d), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on and subject to the terms of this clause (vi)(A)) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations under this Agreement, (vii) with the prior written consent of the Principal Borrower, (viii) to the extent requested by ratings agencies or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Principal Borrower, its Affiliates, legal counsel or other advisors. For the purposes of this Section, “Information” means all information received from or on behalf of the Principal Borrower or any of its Affiliates relating to the Principal Borrower or its business or any of its Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Principal Borrower and other than information pertaining to this

Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, after the Principal Borrower has publicly disclosed this Agreement in a filing with the Securities and Exchange Commission (it being understood and agreed that the Principal Borrower shall so disclose this Agreement in such a filing as and when required by applicable law). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    The parties hereby agree that, from the commencement of discussions with respect to the Transactions, each party (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder) of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 11.12    USA Patriot Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, to identify each Loan Party in accordance with the Act and the Beneficial Ownership Regulation. Each Loan Party shall, promptly following a request by the Administrative Agent (including any such request on behalf of any Lender), provide all documentation and other information that the Administrative Agent (or such Lender) reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 11.13    Termination of Existing Agreement. Lenders which are parties to the Existing Agreement (and which constitute “Required Lenders” under and as defined in the Existing Agreement) hereby waive any advance notice requirement for terminating the commitments under the Existing Agreement, and the Principal Borrower and the applicable Lenders agree that the Existing Agreement and the “Commitments” thereunder shall be terminated on the Closing Date (except for any provisions thereof which by their terms survive termination thereof).

Section 11.14    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify the Principal Borrower and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), it being understood and agreed that a public statement made by such Lender (or the relevant banking regulator of such Lender) about any such Bail-in Action (or any such case or other proceeding) shall constitute notice for this purpose.

As used herein, the following terms have the following meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 11.15    No Advisory or Fiduciary Responsibility.

(a)    Each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Loan Party with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, such Loan Party or any other person. Each Loan Party agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Loan Party acknowledges and agrees that no Credit Party is advising such Loan Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction in connection with this Agreement, the other Loan Documents and the credit facilities evidenced hereby. Each Loan Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Loan Party with respect thereto.

(b)    Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Loan Party, its Subsidiaries and other companies with which such Loan Party or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)    In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Loan Party or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use Information obtained from the Loan Party by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Loan Party in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such Information to other companies. Each Loan Party also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Loan Party or any of its Subsidiaries, confidential information obtained from other companies.

Section 11.16    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such

Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.17    Right of Set-off. If an Event of Default shall have occurred and be continuing and the maturity of the Loans has been accelerated under Article 6, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. Each Lender and each Issuing Lender agrees to notify the Principal Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

JOHNSON CONTROLS INTERNATIONAL PLC,
as the Parent and as the Principal Borrower

By:	/s/ Brian J. Stief
Name: Brian J. Stief
Title: Vice Chairman and Chief Financial Officer

By:	/s/ Marc Vandiepenbeeck
Name: Marc Vandiepenbeeck
Title: Vice President and Treasurer

[Signature Page to Johnson Controls International plc Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as Lender and as Issuing Lender

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

London Office:

J.P. Morgan Europe Limited
Loans Agency 6th floor
25 Bank Street, Canary Wharf
London E 145JP
United Kingdom
Attention: Loans Agency
Facsimile: +44 20 7777 2360
Email: Graeme.Syme@chase.com
& loan_and_agency_London@jpmorgan.com

New York Office:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
OPS5 1st Floor
Newark, DE 19713
Attention: Kevin Campbell
Fax: 12012443577@tls.ldsprod.com
Email: kevin.c.campbell@chase.com

[Signature Page to Johnson Controls International plc Credit Agreement]

BANK OF AMERICA, N.A.,
as Syndication Agent, as Lender and as Issuing Lender

By:	/s/ Prathamesh Kshirsagar
Name: Prathamesh Kshirsagar
Title: Vice President

[Signature Page to Johnson Controls International plc Credit Agreement]

BARCLAYS BANK PLC,
as Documentation Agent, as Lender and as Issuing Lender

By:	/s/ Sean Duggan
Name: Sean Duggan
Title: Vice President

[Signature Page to Johnson Controls International plc Credit Agreement]

CITIBANK, N.A.,
as Documentation Agent, as Lender and as Issuing Lender

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

[Signature Page to Johnson Controls International plc Credit Agreement]

MUFG BANK, LTD.,
as Documentation Agent and as Lender

By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

[Signature Page to Johnson Controls International plc Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Myra Martinez
Name: Myra Martinez
Title: Vice President

[Signature Page to Johnson Controls International plc Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Annie Chung
Name: Annie Chung
Title: Director

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

[Signature Page to Johnson Controls International plc Credit Agreement]

ING BANK N.V., DUBLIN BRANCH, as a Lender

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

By:	/s/ Barry Fehily
Name: Barry Fehily
Title: Managing Director

[Signature Page to Johnson Controls International plc Credit Agreement]

STANDARD CHARTERED BANK, as a Lender

By:	/s/ James Beck
Name: James Beck
Title: Associate Director
Standard Chartered Bank

[Signature Page to Johnson Controls International plc Credit Agreement]

THE TORONTO DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ MICHAEL BOROWIECKI
Name: MICHAEL BOROWIECKI
Title: AUTHORIZED SIGNATORY

[Signature Page to Johnson Controls International plc Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Ken Hamilton
Ken Hamilton
Managing Director

By:	/s/ Peter Daugavietis
Peter Daugavietis
Associate Director

[Signature Page to Johnson Controls International plc Credit Agreement]

U.S. Bank National Association,
as a Lender

By:	/s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Senior Vice President

[Signature Page to Johnson Controls International plc Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kay Reedy
Name: Kay Reedy
Title: Managing Director

[Signature Page to Johnson Controls International plc Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
as a Lender

By:	/s/ Cara Younger
Name: Cara Younger
Title: Executive Director

By:	/s/ Luis Ruigomez
Name: Luis Ruigomez
Title: Executive Director

[Signature Page to Johnson Controls International plc Credit Agreement]

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Rachael Dolinish
Name: Rachael Dolinish
Title: Vice President

[Signature Page to Johnson Controls International plc Credit Agreement]

DANSKE BANK A/S,
as a Lender

By:	/s/ Alistair Welch
Name: Alistair Welch
Title: Country Manager

By:	/s/ Niall Garvey
Name: Niall Garvey
Title: Senior Relationship Manager

[Signature Page to Johnson Controls International plc Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Kan Chen
Name: Kan Chen
Title: Director

By:	/s/ Gang Duan
Name: Gang Duan
Title: Executive Director

[Signature Page to Johnson Controls International plc Credit Agreement]

WESTPAC BANKING CORPORATION,
as a Lender

By:	/s/ Richard Yarnold
Name: Richard Yarnold
Title: Tier Two Attorney

[Signature Page to Johnson Controls International plc Credit Agreement]

COMMITMENT SCHEDULE

Lender	Commitment
Total Commitments	$2,500,000,000
JPMorgan Chase Bank, N.A.	$250,000,000
Bank of America, N.A.	$250,000,000
Barclays Bank PLC	$250,000,000
Citibank, N.A.	$250,000,000
MUFG Bank, Ltd.	$125,000,000
Credit Agricole Corporate and Investment Bank	$125,000,000
Deutsche Bank AG New York Branch	$125,000,000
ING Bank N.V. Dublin Branch	$125,000,000
Standard Chartered Bank	$125,000,000
The Toronto Dominion Bank, New York Branch	$125,000,000
UniCredit Bank AG, New York Branch	$125,000,000
U.S. Bank, National Association	$125,000,000
Wells Fargo Bank, National Association	$125,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$75,000,000
The Bank of New York Mellon	$75,000,000
Danske Bank A/S	$75,000,000
Industrial and Commercial Bank of China Limited, New York Branch	$75,000,000
Westpac Banking Corporation	$75,000,000

PRICING SCHEDULE

Each of “Facility Fee Rate”, “Euro-Currency Margin” and “Base Rate Margin” means, for any day, the rate set forth below, in basis points per annum, in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V
Facility Fee Rate	7.0	9.0	10.0	12.5	17.5
Euro-Currency Margin	80.5	91.0	102.5	112.5	120.0
Base Rate Margin	0.0	0.0	2.5	12.5	20.0

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Fitch” means Fitch, Inc.

“Level I” status exists at any date if, at such date, the Credit Rating is A or higher by S&P or A2 or higher by Moody’s or A or higher by Fitch.

“Level II” status exists at any date if, at such date, (i) Level I status does not exist and (ii) the Credit Rating is A- or higher by S&P or A3 or higher by Moody’s or A- or higher by Fitch.

“Level III” status exists at any date if, at such date, (i) neither Level I status nor Level II status exists and (ii) the Credit Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s or BBB+ or higher by Fitch.

“Level IV” status exists at any date if, at such date, (i) none of Level I status, Level II status or Level III status exists and (ii) the Credit Rating is BBB or higher by S&P or Baa2 or higher by Moody’s or BBB or higher by Fitch.

“Level V” status exists at any date if, at such date, no other Pricing Level status exists.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V status exists at any date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc.

“Credit Rating” means the rating assigned to the Principal Borrower’s senior unsecured long-term debt.

The rating in effect at any date is that in effect at the close of business on such date. If the Principal Borrower is split-rated and the ratings differential between the highest rating and the next highest rating is one notch, the highest of the ratings will apply. If the Principal Borrower is split-rated and the ratings differential between the highest rating and the next highest rating is more than one notch, a rating that is one notch lower than the highest of the ratings shall be used. In the event that the Principal Borrower does not have a Credit Rating by any two of S&P, Moody’s or Fitch, then Level V shall apply.

It is hereby understood and agreed that (i) the Facility Fee Rate shall be adjusted from time to time based upon the Sustainability Fee Adjustment and (ii) both the Euro-Currency Margin and the Base Rate Margin shall be adjusted from time to time based upon the Sustainability Margin Adjustment, in each case as calculated and applied as set forth in this Agreement (including this Pricing Schedule); provided that in no event shall any of the Facility Fee Rate, the Euro-Currency Margin or the Base Rate Margin be less than zero (0.0) basis points per annum.

After the Parent delivers the 2017 KPI Metrics Report to the Administrative Agent, the Parent will determine if any changes are required to the Sustainability Table attached as Schedule 1.01 in respect of the GHG Intensity Targets and GHG Intensity 10% Thresholds and/or the TRIR Targets and TRIR 10% Thresholds due to the 2017 GHG Intensity Baseline and/or the 2017 TRIR Baseline being different from the relevant baseline that was used to create the Sustainability Table attached as Schedule 1.01, it being understood and agreed that such changes shall be limited to resetting such relevant baselines based on the 2017 KPI Metrics Report and the cumulative decrease of each such metric shall be 25.00% and the rate of reduction in respect of each such metric year over year shall be substantially the same as set forth in the Sustainability Table attached as Schedule 1.01. Such revised Sustainability Table will be provided by the Parent to the Administrative Agent with written direction to post (and the Administrative Agent shall post) such item to the Lenders, and, upon the date of such posting, such revised Sustainability Table shall constitute the Sustainability Table for purposes of this Agreement on and after such date (subject to further modification as contemplated by clause (ii) of the definition of “Sustainability Table”).

It is hereby understood and agreed that no Pricing Certificate may be delivered under this Agreement until the Parent has delivered the 2017 KPI Metrics Report and the Sustainability Table has been finalized based on such report as contemplated by the immediately preceding paragraph.

Following the date on which the Parent provides a Pricing Certificate in respect of its most recently ended calendar year, (i) the Euro-Currency Margin and the Base Rate Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate and (ii) the Facility Fee Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Fee Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (a) each of the Sustainability Margin Adjustment and the Sustainability Fee Adjustment shall be determined as of the fifth (5th) Domestic Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered in accordance with Section 5.01(g) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Margin Adjustment and the Sustainability Fee Adjustment calculations, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”) and (b) each change in the Euro-Currency Margin and the Base Rate Margin and the Facility Fee Rate resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 5.01(g)).

For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Euro-Currency Margin and the Base Rate Margin will never be reduced or increased by more than 4.5 bps and the Facility Fee Rate will never be reduced or increased by more than 0.75 bps, in each case pursuant to the Sustainability Margin Adjustment or the Sustainability Fee Adjustment, as applicable, during any calendar year.

It is hereby understood and agreed that if no such Pricing Certificate is delivered by the Parent within the period set forth in Section 5.01(g), the Sustainability Margin Adjustment will be positive 4.5 bps and the Sustainability Fee Adjustment will be positive 0.75 bps commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 5.01(g) and continuing until the Parent delivers a Pricing Certificate to the Administrative Agent.

If (a) the Parent or the Lenders become aware of any material inaccuracy in the Sustainability Margin Adjustment, the Sustainability Fee Adjustment or the KPI Metrics as reported on the applicable Pricing Certificate or (b) the Parent and the Lenders agree that the Sustainability Margin Adjustment, the Sustainability Fee Adjustment or the KPI Metrics as calculated by the Parent at the time of delivery of the relevant Pricing Certificate was inaccurate, and in each case, a proper calculation of the Sustainability Margin Adjustment, the Sustainability Fee Adjustment or the KPI Metrics would have resulted in an increase in the Euro-Currency Margin and the Base Rate Margin and the Facility Fee Rate for such period, the Parent shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Parent under the bankruptcy code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. It is understood and agreed that any inaccuracies in the Sustainability Margin Adjustment, the Sustainability Fee Adjustment, the KPI Metrics or the KPI Metrics Report shall not constitute a Default or Event of Default under this Agreement, provided that the Parent complies with the foregoing provisions of this paragraph.

If a Significant ESG Event occurs, the Sustainability Table will be restated for the calendar year in which the Parent’s auditors consider the impacted entity or assets as part of (or no longer part of) the Parent’s consolidated financial statements (such calendar year, the “Specified Calendar Year”) and each calendar year following the Specified Calendar Year through the Parent’s 2025 calendar year. The Parent will provide the Pro Forma KPI Metrics Report (as defined below) and the proposed restatement of the Sustainability Table to the Administrative Agent for distribution by the Administrative Agent to the Lenders. The restatement of the Sustainability Table (i) will be based on the KPI Metrics Report most recently delivered by the Parent giving pro forma effect to the impacted entity or assets using the same auditing standards and methodology used in the 2017 KPI Metrics Report (except for any changes to such standards and/or methodology that (x) are consistent with then generally accepted industry standards or (y) if not so consistent, are proposed by the Parent and posted to the Lenders, unless Lenders constituting the Required Lenders object to such changes within five (5) Domestic Business Days after such posting) (such pro forma report, the “Pro Forma KPI Metrics Report”), (ii) will set new GHG Intensity Targets, GHG Intensity 10% Thresholds, TRIR Targets and TRIR 10% Thresholds, and such new targets and thresholds shall be calculated so that the sum of (x) the cumulative percentage reduction of GHG Intensity and TRIR, as applicable, that would be realized during the period comprised of the Specified Calendar Year and each calendar year thereafter through and including the Parent’s 2025 calendar year based on such targets, as compared to the baseline contemplated by the Pro Forma KPI Metrics Report, plus (y) the Cumulative GHG Intensity Reduction and the Cumulative TRIR Reduction, as applicable, realized prior to such Significant ESG Event, equals 25.00%, (iii) the rate of reduction in respect of each of GHG Intensity and TRIR year over year shall be equally divided over the remaining calendar years starting with the Specified Calendar Year through and including calendar year 2025 and (iv) will be validated by the KPI Metrics Auditor (which will include a validation of the Pro Forma KPI Metrics Report).

For the avoidance of doubt, the GHG Savings Target and the GHG Savings 10% Threshold shall not be changed as a result of the occurrence of a Significant ESG Event.

SCHEDULE 1.01

SUSTAINABILITY TABLE1

KPI #1	FY17	FY18	FY19	FY20	FY21	FY22	FY23	FY24	FY25
TRIR Target	0.57	0.54	0.52	0.50	0.47	0.45	0.43	0.42	0.4
10% Threshold	NA	NA	0.57	0.55	0.52	0.5	0.48	0.46	0.44
Cumulative % decrease	—	-3.53%	-6.94%	-10.23%	-13.40%	-16.46%	-19.41%	-22.25%	-25.00%
Total Decrease by 2025	-25.00%
Yearly Decrease	-3.53%

KPI #2	FY17	FY18	FY19	FY20	FY21	FY22	FY23	FY24	FY25
GHG savings from Performance Infrastructure projects Target	0	120,000	240,000	360,000	480,000	600,000	720,000	840,000	960,000
10% Threshold	NA	108,000	228,000	348,000	468,000	588,000	708,000	828,000	864,000

KPI #3	FY17	FY18	FY19	FY20	FY21	FY22	FY23	FY24	FY25
GHG intensity Target	46.3	44.7	43.1	41.6	40.1	38.7	37.3	36	34.7
10% Threshold	NA	NA	47.4	45.7	44.1	42.5	41	39.6	38.2
Cumulative % decrease	—	-3.53%	-6.94%	-10.23%	-13.40%	-16.46%	-19.41%	-22.25%	-25.00%
Total Decrease by 2025	-25.00%
Yearly Decrease	-3.53%

For the avoidance of doubt the reference to “GHG savings from Performance Infrastructure projects Target” in the table above is the “GHG Savings Target”.

[1]

It is understood that the table on this Schedule 1.01 as of the Closing Date is the current estimate by the Parent and the Sustainability Structuring Agent of what the various targets and 10% thresholds will be, but that such table will be revised by the Parent upon delivery of the 2017 KPI Metrics Report in the manner described in this Agreement.

SCHEDULE 2.19

LETTER OF CREDIT FRONTING SUBLIMIT

Issuing Lender	Letter of Credit Fronting Sublimit
Total Letter of Credit Fronting Sublimit	$300,000,000
JPMorgan Chase Bank, N.A.	$75,000,000
Bank of America, N.A.	$75,000,000
Barclays Bank PLC	$75,000,000
Citibank, N.A.	$75,000,000

SCHEDULE 5.08

EXISTING LIENS

None.

EXHIBIT A

Form of Note

NOTE

New York, New York

                    ,

For value received, <NAME OF RELEVANT BORROWER>, a <RELEVANT BORROWER’S JURISDICTION OF FORMATION> <TYPE OF ENTITY> (the “Borrower”), promises to pay to                      (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the date provided for in the Credit Agreement The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made (i) if in Dollars, in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, at 383 Madison Avenue, New York, New York or (ii) if in an Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency at the place specified for payment thereof pursuant to the Credit Agreement.

All Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of December 5, 2019 among the Principal Borrower, the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

The payment in full of the principal and interest on this note has, pursuant to the provisions of the Credit Agreement, been unconditionally guaranteed by the Parent.

This Note shall be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of articles 470-1 to 470-19 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended, shall not be applicable to this note.

<NAME OF RELEVANT BORROWER>

By:
Name:
Title:

A-1

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation	Made By

A-2

EXHIBIT B

Form of Increasing Lender Supplement

INCREASING LENDER SUPPLEMENT, dated                     , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement dated as of December 5, 2019 among the Principal Borrower, the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Principal Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Commitments and/or enter into one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;

WHEREAS, the Principal Borrower has given notice to the Administrative Agent of its intention to [increase the Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Principal Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.    The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Commitment increased by $[                    ], thereby making the aggregate amount of its total Commitments equal to $[                    ]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[                    ] with respect thereto].

2.    Capitalized definitional terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

3.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

4.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[remainder of this page intentionally left blank]

B-1

[INSERT NAME OF INCREASING LENDER]

By:

Name:
Title:

Accepted and agreed to as of the date first written above:

JOHNSON CONTROLS INTERNATIONAL PLC

By:

Name:
Title:

Acknowledged and agreed as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:

Name:
Title:

B-2

EXHIBIT C

Form of New Lender Supplement

NEW LENDER SUPPLEMENT, dated                     , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement dated as of December 5, 2019 among the Principal Borrower, the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Principal Borrower, the Administrative Agent and, in the case of an increase in the Commitments, each Issuing Lender, by executing and delivering to the Principal Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned New Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.    The undersigned New Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Commitment with respect to Loans of $[                ]] [and] [a commitment with respect to Incremental Term Loans of $[                ]].

2.    The undersigned New Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered or made available pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and any other Loan Document to which it is a party and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender.

3.    The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                    ]

4.    Capitalized definitional terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

5.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

6.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF NEW LENDER]

By:

Name:
Title:

Accepted and agreed to as of the date first written above:

JOHNSON CONTROLS INTERNATIONAL PLC

By:

Name:
Title:

Acknowledged and agreed as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:

Name: Title:

[ISSUING LENDERS]

By:

Name:
Title:

EXHIBIT D

Form of Election to Participate

                    , 20

JPMORGAN CHASE BANK, N.A.

as Administrative Agent for the

Lenders named in the Credit

Agreement dated as of December 5, 2019

among the Principal Borrower,

the Eligible Subsidiaries referred to

therein, the Lenders party thereto and

the Administrative Agent

(as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”)

Dear Sirs:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, <NAME OF ELIGIBLE SUBSIDIARY>, a <JURISDICTION OF FORMATION> <TYPE OF ENTITY>, hereby elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement. The undersigned confirms that the representations and warranties set forth in Article 9 of the Credit Agreement are true and correct as to the undersigned as of the date hereof, and the undersigned hereby agrees to perform all the obligations of an Eligible Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11.08 thereof, as if the undersigned were a signatory party thereto.

[Tax disclosure pursuant to Section 9.04]

The address to which all notices to the undersigned under the Credit Agreement should be directed is:

This instrument shall be governed by and construed in accordance with and the laws of the State of New York.

Very truly yours,

<NAME OF ELIGIBLE SUBSIDIARY>

By:
Name:
Title:

The undersigned hereby confirms that <NAME OF ELIGIBLE SUBSIDIARY> is an Eligible Subsidiary for purposes of the Credit Agreement described above.

D-1

JOHNSON CONTROLS INTERNATIONAL PLC

By:

Name:
Title:

Receipt of the above Election to Participate is hereby acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:

D-2

EXHIBIT E

Form of Election to Terminate

                    , 20

JPMORGAN CHASE BANK, N.A.

as Administrative Agent for the

Lenders named in the Credit

Agreement dated as of December 5, 2019

among the Principal Borrower,

the Eligible Subsidiaries referred to

therein, the Lenders party thereto and

the Administrative Agent

(as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”)

Dear Sirs:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, <NAME OF ELIGIBLE SUBSIDIARY>, a <JURISDICTION OF FORMATION> <TYPE OF ENTITY>, hereby elects to terminate its status as an Eligible Subsidiary for purposes of the Credit Agreement, effective as of the date hereof. The undersigned Subsidiary hereby represents and warrants that all principal and interest on all Notes of the undersigned Subsidiary and all other amounts payable by the undersigned Subsidiary pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned Subsidiary under the Credit Agreement or under any Note heretofore incurred.

This instrument shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

<NAME OF ELIGIBLE SUBSIDIARY>

By:
Name:
Title:

The undersigned hereby confirms that the status of <NAME OF ELIGIBLE SUBSIDIARY> as an Eligible Subsidiary for purposes of the Credit Agreement described above is terminated as of the date hereof.

JOHNSON CONTROLS INTERNATIONAL PLC

By:
Name:
Title:

E-1

Receipt of the above Election to Terminate is hereby acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

E-2

EXHIBIT F

Form of Qualifying Lender Confirmation

JPMorgan Chase Bank, N.A.,

500 Stanton Christiana Road

OPS2 3rd Floor

Newark, DE 19713

Re:    Johnson Controls International plc

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement dated as of December 5, 2019 among the Principal Borrower, the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) and hereby confirms, as at the date of this Confirmation, that it is:

☐ not a Qualifying Lender.

☐ a Qualifying Lender within paragraph [                    ] of the definition of Qualifying Lender in the Credit Agreement.

Signed on behalf of
[NAME OF LENDER OR PARTICIPANT]

By:

Name:
Title:

F-1

EXHIBIT G

Form of Assignment and Assumption Agreement

AGREEMENT dated as of                     , 20     between <NAME OF ASSIGNOR> (the “Assignor”) and <NAME OF ASSIGNEE> (the “Assignee”).

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of December 5, 2019 among the Principal Borrower, the Eligible Subsidiaries referred to therein, the Assignor and the other Lenders thereto, as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans and participate in Letters of Credit in an aggregate Dollar Amount at any time outstanding not to exceed $                ,000,000;

WHEREAS, Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate Dollar Amount of $                are outstanding at the date hereof;

WHEREAS, Letters of Credit with a total Dollar Amount available for drawing thereunder of $                 are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $                 (the “Assigned Amount”), together with a corresponding portion of its outstanding Loans and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by, and Letter of Credit Liabilities of, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee and the Principal Borrower and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor and without any representations or warranties of any kind, except that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.1 It is understood that facility fees and Letter of Credit fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4. Consent of the Principal Borrower. This Agreement is conditioned upon the consent of [the Principal Borrower,] the Administrative Agent and each Issuing Lender pursuant to Section 11.06(c) of the Credit Agreement. The execution of this Agreement by them is evidence of this consent. In accordance with Section 2.04 and Section 11.06(c), the Principal Borrower, if requested by the Assignee, shall execute and deliver a Note, and shall cause each Eligible Subsidiary to execute and deliver a Note, payable to the Assignee to evidence the assignment and assumption provided for herein.

SECTION 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Borrower, or the validity and enforceability of the obligations of any Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.

SECTION 6. Representations and Warranties.

6.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a Lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

6.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Closing Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with

[1]

Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arrangers or any other Lender and their respective Related Parties, and (vi) attached to the Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 8.04 thereof), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

SECTION 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8. General Provisions. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Agreement by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Agreement by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

<NAME OF ASSIGNOR>

By:
Name:
Title:

<NAME OF ASSIGNEE>

By:
Name:
Title:

JOHNSON CONTROLS INTERNATIONAL PLC

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Issuing Lender

By:
Name:
Title:

BARCLAYS BANK PLC, as Issuing Lender

By:
Name:
Title:

CITIBANK, N.A., as Issuing Lender

By:
Name:
Title:

EXHIBIT H

Form of Extension Agreement

EXTENSION AGREEMENT

JPMorgan Chase Bank, N.A., as Administrative Agent

under the Credit Agreement referred to below

383 Madison Avenue

New York, New York 10017

Ladies and Gentlemen:

Effective as of [date], the undersigned hereby agrees to extend its Commitment and the Termination Date under the Credit Agreement dated as of December 5, 2019 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among the Principal Borrower, the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, to <DATE TO WHICH THE TERMINATION DATE IS TO BE EXTENDED> pursuant to Section 2.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

This Extension Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[NAME OF LENDER]

By:
Name:
Title:

H-1

Agreed and Accepted:

JOHNSON CONTROLS INTERNATIONAL PLC, as Principal Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

H-2

EXHIBIT I

Form of Pricing Certificate

PRICING CERTIFICATE

JPMorgan Chase Bank, N.A., as Administrative Agent

under the Credit Agreement referred to below

383 Madison Avenue

New York, New York 10017

This Pricing Certificate (this “Certificate”) is furnished pursuant to that certain Credit Agreement dated as of December 5, 2019 among Johnson Controls International plc (the “Parent”), the Principal Borrower, the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN [HIS/HER] CAPACITY AS [INSERT TITLE OF FINANCIAL OFFICER DELIVERING THIS CERTIFICATE] OF THE PARENT AND NOT IN AN INDIVIDUAL CAPACITY (AND WITHOUT PERSONAL LIABILITY) THAT:

1.    I am the duly elected [insert title of Financial Officer delivering this Certificate] of the Parent, and I am authorized to deliver this Certificate on behalf of the Parent;

2.    Attached as Annex A hereto is a true and correct copy of the KPI Metrics Report for the 20[__] calendar year;

3.    The Sustainability Fee Adjustment in respect of the 20[    ] calendar year is [+][-][                    ] basis points per annum, and the Sustainability Margin Adjustment in respect of the 20[__] calendar year is [+][-][                    ] basis points per annum, in each case as computed as set forth on Annex B hereto; and

4.    Attached as Annex C hereto is a review report of the KPI Metrics Auditor confirming that the KPI Metrics Auditor is not aware of any material modifications that should be made to such computations referred to in the immediately preceding item 3 of this Certificate in order for them to be presented in all material respects in conformity with the applicable reporting criteria.

The foregoing certifications are made and delivered this                      day of                    , 20[    ].

JOHNSON CONTROLS INTERNATIONAL PLC, as the Parent

By:

Name:
Title: